                                                                   EXHIBIT 2.1.1

                                                                  CONFORMED COPY

                            STOCK PURCHASE AGREEMENT

                            dated as of June 18, 2004

                                      among

                       FORTRESS BROOKDALE ACQUISITION LLC,
                                    "Seller"

                          PROVIDENT SENIOR LIVING TRUST
                                   "Acquiror"

                                       and

                            BLC SENIOR HOLDINGS, INC.
                                  "Indemnitor"

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                                TABLE OF CONTENTS

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                                                                                                                    PAGE
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                                    ARTICLE I

                                   DEFINITIONS

Section 1.01.  Certain Defined Terms..........................................................................        1

                                   ARTICLE II

                 AGREEMENT TO PURCHASE THE SHARES; REAL PROPERTY
                            MATTERS AND DUE DILIGENCE

Section 2.01.  Agreement to Purchase the Shares...............................................................        2
Section 2.02.  Closing........................................................................................        2
Section 2.03.  Purchase Price.................................................................................        2
Section 2.04.  Adjustments and Apportionments.................................................................        2
Section 2.05.  Due Diligence Deposit..........................................................................        4
Section 2.06.  Transactions to be Effected; Closing and Other Deliveries......................................        4
Section 2.07.  Payments and Computations......................................................................        5
Section 2.08.  Property Due Diligence.........................................................................        5
Section 2.09.  Capital Expenditure Reserves...................................................................        6
Section 2.10.  New Title Policies; New Surveys................................................................        8
Section 2.11.  Real Property Matters to which Real Property May Be Subject....................................        8
Section 2.12.  No Other Representations.......................................................................        9

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF INDEMNITOR AND SELLER

Section 3.01.  Incorporation, Qualification and Authority of Seller and Indemnitor Parties....................        9
Section 3.02.  Incorporation, Qualification and Authority of the Company and the Company Subsidiaries.........       10
Section 3.03.  Capital Structure of the Company and the Company Subsidiaries; Ownership and Transfer of
               the Shares.....................................................................................       10
Section 3.04.  No Conflict....................................................................................       11
Section 3.05.  Consents and Approvals.........................................................................       12
Section 3.06.  Financial Statements; Absence of Undisclosed Liabilities.......................................       13
Section 3.07.  Absence of Certain Changes.....................................................................       14
Section 3.08.  Absence of Litigation..........................................................................       14
Section 3.09.  Compliance with Laws...........................................................................       14
Section 3.10.  Governmental Licenses and Permits..............................................................       15
Section 3.11.  Environmental Matters..........................................................................       15
Section 3.12.  Material Contracts.............................................................................       16
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Section 3.13.  Employee Benefits; Employees...................................................................       17
Section 3.14.  Acquired Personal Property Assets..............................................................       17
Section 3.15.  Real Property Assets...........................................................................       18
Section 3.16.  Ground Leased Assets...........................................................................       19
Section 3.17.  Insurance......................................................................................       19
Section 3.18.  Acquired Real Property; Existing Mortgages.....................................................       20
Section 3.19.  Taxes..........................................................................................       20
Section 3.20.  Brokers........................................................................................       22
Section 3.21.  Excluded Assets; Excluded Liabilities..........................................................       22
Section 3.22.  Regulatory Filings.............................................................................       22
Section 3.23.  No Certificates of Need or Provider Agreements.................................................       23
Section 3.24.  Operator Matters...............................................................................       23
Section 3.25.  Books and Records..............................................................................       25
Section 3.26.  Information Supplied...........................................................................       25

                                ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Section 4.01.  Incorporation and Authority of Acquiror........................................................       25
Section 4.02.  Qualification of Acquiror......................................................................       26
Section 4.03.  No Conflict....................................................................................       26
Section 4.04.  Consents and Approvals.........................................................................       26
Section 4.05.  Securities Matters.............................................................................       27
Section 4.06.  Financial Ability..............................................................................       27
Section 4.07.  Investigation..................................................................................       27
Section 4.08.  Brokers........................................................................................       27
Section 4.09.  Information Supplied...........................................................................       27

                                 ARTICLE V

                           ADDITIONAL AGREEMENTS

Section 5.01.  Conduct of Business Prior to the Closing.......................................................       28
Section 5.02.  Access to Information..........................................................................       30
Section 5.03.  Books and Records..............................................................................       32
Section 5.04.  Confidentiality; Exclusivity...................................................................       32
Section 5.05.  Regulatory and Other Authorizations; Reasonable Efforts........................................       33
Section 5.06.  Intercompany Obligations.......................................................................       34
Section 5.07.  Intercompany Arrangements......................................................................       34
Section 5.08.  Excluded Assets; Excluded Liabilities..........................................................       34
Section 5.09.  Change of Name.................................................................................       34
Section 5.10.  Existing Mortgage Lender Consents..............................................................       34
Section 5.11.  Private Placement..............................................................................       35
Section 5.12.  Registration Statement; Additional Financial Statements........................................       35
Section 5.13.  Certain Insurance Claims.......................................................................       36
Section 5.14.  Notice of Certain Events.......................................................................       37
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Section 5.15.  Further Action.................................................................................       37

                                   ARTICLE VI

                    CONDITIONS TO CLOSING AND RELATED MATTERS

Section 6.01.  Conditions to Obligations of Seller and Indemnitor.............................................       37
Section 6.02.  Conditions to Obligations of Acquiror..........................................................       38

                                   ARTICLE VII

                         TERMINATION, WAIVER AND DEFAULT

Section 7.01.  Termination....................................................................................       40
Section 7.02.  Notice of Termination..........................................................................       41
Section 7.03.  Effect of Termination..........................................................................       41
Section 7.04.  Extension; Waiver..............................................................................       41
Section 7.05.  Acquiror's Default.............................................................................       41
Section 7.06.  Seller's Default...............................................................................       41

                                  ARTICLE VIII

                                 INDEMNIFICATION

Section 8.01.  Indemnification by Indemnitor..................................................................       42
Section 8.02.  Indemnification by Acquiror....................................................................       43
Section 8.03.  Notification of Third Party Claims.............................................................       44
Section 8.04.  Payment; Interest on Payment...................................................................       46
Section 8.05.  Exclusive Remedies.............................................................................       46
Section 8.06.  Additional Indemnification Provisions..........................................................       47
Section 8.07.  Mitigation of Losses...........................................................................       48
Section 8.08.  No Recourse to Seller and Parent Entities......................................................       48

                                   ARTICLE IX

                 CASUALTY AND CONDEMNATION OF THE REAL PROPERTY

Section 9.01.  Casualty.......................................................................................       49
Section 9.02.  Condemnation Pending Closing...................................................................       50

                                    ARTICLE X

                               GENERAL PROVISIONS

Section 10.01. Survival.......................................................................................       51
Section 10.02. Expenses; Transaction Costs....................................................................       51
Section 10.03. Notices........................................................................................       52
Section 10.04. Public Announcements...........................................................................       53
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
Section 10.05. Severability...................................................................................       53
Section 10.06. Entire Agreement...............................................................................       53
Section 10.07. Assignment.....................................................................................       54
Section 10.08. No Third-Party Beneficiaries...................................................................       54
Section 10.09. Amendment......................................................................................       54
Section 10.10. Disclosure Schedules...........................................................................       54
Section 10.11. Governing Law; Submission to Jurisdiction; Waivers.............................................       54
Section 10.12. Specific Performance...........................................................................       55
Section 10.13. Rules of Construction..........................................................................       55
Section 10.14. Counterparts...................................................................................       55
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                                       iv

            THIS STOCK PURCHASE AGREEMENT dated as of June 18, 2004 (this "Agreement"), is made among FORTRESS BROOKDALE ACQUISITION LLC, a Delaware limited liability company ("Seller"), PROVIDENT SENIOR LIVING TRUST, a Maryland real estate investment trust ("Acquiror"), and BLC SENIOR HOLDINGS, INC., a Delaware corporation ("Indemnitor").

                             PRELIMINARY STATEMENTS

            A. Seller owns 1,000 shares of common stock, par value $0.01 per share (the "Shares"), of Brookdale Living Communities, Inc., a Delaware corporation (the "Company"), which Shares constitute all of the issued and outstanding shares of capital stock of the Company;

            B. The Company owns, directly or indirectly, all of the outstanding Equity Shares (as that term is defined in Exhibit A) in each of the entities listed on Schedule 1 (each a "Company Subsidiary," and collectively, the "Company Subsidiaries");

            C. Indemnitor is the direct or indirect holder of one-hundred percent (100%) of the beneficial ownership interest in (1) Tenant Holding Company and (2) Manager (as those terms are defined in Exhibit A), and Indemnitor will derive significant benefits if the transactions contemplated herein are consummated;

            D. On or prior to the Closing Date (as that term is defined in Exhibit A), (1) Seller shall cause the Company and the Company Subsidiaries to convey, assign, transfer and deliver to Indemnitor all the Excluded Assets (as that term is defined in Exhibit A), (2) Indemnitor shall assume the Excluded Liabilities (as that term is defined in Exhibit A), and (3) the Company and Indemnitor shall be renamed "Old Brookdale Inc." and "Brookdale Living Communities, Inc.", respectively, all as more particularly described herein;

            E. Seller desires to sell to Acquiror, and Acquiror desires to purchase from Seller, the Shares upon the terms and subject to the conditions set forth herein; and

            F. Concurrent with the execution of this Agreement, the parties hereto are entering into the Tax Matters Agreement (as that term is defined in Exhibit A).

            NOW, THEREFORE, the parties to this Agreement agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

            Section 1.01.Certain Defined Terms. Capitalized terms used in this Agreement have the meanings specified in Exhibit A, or elsewhere in this Agreement.

                                   ARTICLE II

           AGREEMENT TO PURCHASE THE SHARES; REAL PROPERTY MATTERS AND
                                 DUE DILIGENCE

            Section 2.01. Agreement to Purchase the Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, convey, assign, transfer and deliver to Acquiror, free and clear of all Liens, and Acquiror will purchase, acquire and accept from Seller, the Shares, including all Seller's right, title and interest therein and thereto.

            Section 2.02.Closing. The purchase and sale contemplated by this Agreement will take place at a closing (the "Closing") at 10:00 a.m., New York time, on the third Business Day following the date on which the last unfulfilled or unwaived condition set forth in Article VI (other than any such condition to be fulfilled at the Closing) shall be fulfilled or waived in accordance with the terms of this Agreement, at the offices of Sidley Austin Brown & Wood LLP, 787 Seventh Avenue, New York, New York 10019, or such other date or place as the parties hereto may mutually agree in writing (the date on which the Closing shall occur is hereinafter referred to as the "Closing Date"), subject to the rights of the parties to terminate this Agreement pursuant to Article VII.

            Section 2.03. Purchase Price. The aggregate purchase price for the Shares payable by Acquiror to Seller shall be an amount in cash equal to the sum of (i) $735,000,000 (the "Base Purchase Price"), plus (ii) in accordance with
Section 10.02, Transaction Costs not exceeding $7,350,000, minus (iii) the outstanding principal balance of the Assumed Mortgage Debt allocable to the Acquired Real Property Assets as of the Closing Date (the resulting amount, the "Purchase Price"), as further increased or decreased in accordance with Sections 2.04(c), 2.09, 9.01 and 9.02 (the "Closing Adjustments"). The Purchase Price, as adjusted, by the Closing Adjustments, is hereinafter referred to as the "Final Purchase Price". Schedule 2.03 lists each of the Real Property Assets and sets forth the portion of the Final Purchase Price that is allocable to each of the Real Property Assets (each, an "Allocable Portion"); provided, that Acquiror will revise Schedule 2.03 to reflect adjustments, if any, to the Allocable Portions of the Acquired Real Property Assets pursuant to Sections 2.09(d) and
10.02. The Allocable Portions shall be the basis upon which the initial Lease Basis (as defined in the form of Property Lease) is determined for each of the Acquired Real Property Assets.

            Section 2.04. Adjustments and Apportionments. (a) Seller and Acquiror acknowledge and agree that, as of the Closing Date, certain costs and expenses relating to the Acquired Real Property Assets owned by the Company or a Company Subsidiary, including real estate Taxes, water meter and water charges, sewer rents, and debt service under the Assumed Mortgage Debt (all such costs and expenses, collectively, "Real Property Expenses"), (x) may have accrued during the period prior to the Closing Date (the "Pre-Closing Period") but will not be due and payable by the Company or a Company Subsidiary until after the Closing Date (such accrued expenses, if any, that are unpaid as of the Closing Date being hereinafter referred to as "Accrued Expenses") or (y) will not accrue until the period on or after the Closing Date (the "Post-Closing Period") but have been paid by the Company or a Company Subsidiary during the Pre-Closing Period (such unaccrued expenses, if any, that have been prepaid as the Closing Date being hereinafter referred to as "Prepaid Expenses"). The expenses described in this Section

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            2.04(a) shall be pro rated as of 12:01 am (New York time) on the
Closing Date and apportioned (on the basis of a 365-day year) to (i) Seller with respect to the Pre-Closing Period and (ii) Acquiror with respect to the Post-Closing Period (it being acknowledged and agreed by the parties hereto that each of the Net Tenants shall, pursuant to the terms of the respective Property Leases, be responsible for all Real Property Expenses relating to each of the Acquired Real Property Assets leased by such Net Tenant with respect to the Post-Closing Period, other than debt service relating to the Post-Closing Period under the Assumed Mortgage Debt, as set forth in the respective Property Leases).

            (b) Not later than ten (10) Business Days prior to the Closing Date, Seller shall prepare and deliver to Acquiror a written statement setting forth, as of the anticipated Closing Date, a reasonably detailed good faith calculation of the apportionments contemplated by Section 2.04(a) for each of the Acquired Real Property Assets. Acquiror shall have the right to review such written statement and shall notify Seller of any objection thereto within three (3) Business Days after the receipt thereof. Seller and Acquiror shall negotiate in good faith to attempt to resolve any such objection made by Acquiror, provided that if such parties are unable to agree upon a reasonably detailed calculation of such apportionments at least five (5) Business Days prior to the Closing Date, such dispute shall be resolved by a nationally recognized accounting firm reasonably acceptable to each of Seller and Acquiror. If Acquiror does not notify Seller of any such objection within such three (3) Business Day period, Acquiror shall be deemed to have agreed with the apportionments specified in Seller's written statement. If, after the Closing, an error or omission in the calculation of the apportionments set forth above is found by one of the parties, such error or omission shall be promptly corrected and the party receiving the over-payment shall pay the amount of the over-payment to the party entitled thereto. The foregoing obligation to correct apportionments shall survive the Closing for a period of one-hundred eighty (180) days.

            (c) The Base Purchase Price shall be (i) reduced by the excess, if any, of the aggregate amount of Accrued Expenses over the aggregate amount of Prepaid Expenses and (ii) increased by the excess, if any, of the aggregate amount of Prepaid Expenses over the aggregate amount of Accrued Expenses, as such amounts are mutually agreed or finally resolved in accordance with Section 2.04(b), in each case, without duplication as to any amounts paid or payable by the Net Tenants under the Property Leases.

            (d) Upon the written request of Seller, Acquiror shall purchase the Shares subject to the obligations set forth in Schedule 2.04(d) hereof (the "Specified Liabilities"), which Specified Liabilities shall be paid at Closing and shall not be deemed Excluded Liabilities. At least three (3) Business Days prior to the Closing Date, Seller shall deliver to Acquiror payoff statements or other evidence satisfactory to Acquiror as to the amount of the Specified Liabilities at the Closing (the aggregate amount of such Specified Liabilities being hereinafter referred to as the "Pay-off Amount") provided, that for purposes of the last two sentences of Section 2.03, neither the Final Purchase Price, the Allocable Portion nor the initial Lease Basis (as defined in the form of Property Lease) shall be deemed reduced by any adjustments to the cash portion of the Purchase Price made pursuant to this Section 2.04(d). Acquiror shall cause the Company or a Company Subsidiary to pay the Specified Liabilities at or immediately following the Closing.

            Section 2.05. Due Diligence Deposit. Prior to the date hereof, Seller advanced to Acquiror a due diligence deposit in the amount of $375,000 (the "Due Diligence Deposit") to be used by Acquiror to pay any reasonable and documented costs and expenses, including attorneys' fees and expenses, incurred by Acquiror, its contractors and consultants in connection with Acquiror's due diligence review of the Real Property Assets, the Company and the Company Subsidiaries (the "Due Diligence Review"). If the transactions contemplated herein are not consummated for any reason other than Seller's or Indemnitor's failure to perform their respective obligations hereunder, then within ten (10) Business Days after the termination of this Agreement, Acquiror shall repay to Seller the Due Diligence Deposit, less any Transaction Costs incurred by Acquiror in connection with the Due Diligence Review. If either Seller or Indemnitor fails to perform its respective obligations hereunder, then Acquiror shall not be obligated to return to Seller any portion of the Due Diligence Deposit. If the transactions contemplated herein are consummated, then Seller shall be entitled to set-off the Due Diligence Deposit against the Transaction Costs for which Seller is responsible under this Agreement that have been incurred by Acquiror.

            Section 2.06. Transactions to be Effected; Closing and Other Deliveries. At the Closing, upon the terms and subject to the conditions set forth in this Agreement:

            (a) Acquiror shall pay to Seller a net amount (the "Closing Amount") equal to the Final Purchase Price less the Pay-off Amount by wire transfer of immediately available funds to an account designated in writing by Seller at least three (3) Business Days prior to the Closing Date;

            (b) Seller shall deliver to Acquiror (A) one or more stock certificates evidencing the Shares, duly endorsed in blank or accompanied by powers duly executed in blank in proper form for transfer and (B) written resignations of each of the directors and officers of the Company and each of the Company Subsidiaries;

            (c) To further document the transactions contemplated by this Agreement, each of the Acquiror, Seller and the Indemnitor Parties, as applicable, shall execute and deliver to each other each of the following agreements to which it is a party: (i) the Property Leases; (ii) the Agreement Regarding Leases; (iii) the Lease Guaranty; (iv) the Guaranty of Agreement Regarding Leases; and (v) the Management Agreements (each of the agreements referenced in clauses (i) through and including (v), together with this Agreement and the Tax Matters Agreement, being hereinafter referred to collectively as the "Transaction Agreements");

            (d) Seller and Acquiror shall jointly prepare and deliver a final closing statement (the "Closing Statement") setting forth the Final Purchase Price and the Closing Amount, and including a reasonably detailed calculation of each of (i) the components of the Purchase Price (other than the Base Purchase Price), (ii) the Closing Adjustments, if any, all as determined in accordance with the applicable provisions of this Agreement and (iii) the Specified Liabilities; and

            (e) Seller shall deliver, or shall cause to be delivered, to Acquiror each of the following:

                  (i) each (A) New Title Policy (or endorsements (including non-imputation endorsements) to the existing owner's policies), if any, together with any customary title affidavits required by a title company in order to issue any New Title Policy, each executed by Seller and the applicable Company or any of the Company Subsidiaries and in form and substance acceptable to the applicable title company, and (B) New Survey, if any, in each case, required to be delivered pursuant to Section 2.10;

                  (ii) an affidavit, in accordance with the Foreign Investment in Real Property Tax Act, confirming that Seller is a "United States Person" within the meaning of Section 1445 of the Code;

                  (iii) copies of the Transfer Notices, together with evidence of their delivery to, and acceptance by, the applicable governmental and quasi-governmental authorities, if applicable; and

                  (iv) such other documents and instruments as may reasonably be required by Acquiror or the applicable title company in order to consummate the transactions contemplated by this Agreement and to otherwise effect the agreements of the parties pursuant to this Agreement.

            (f) In addition to the foregoing, at or prior to the Closing, (i) Seller and Indemnitor will deliver to Acquiror the certificate referred to in
Section 6.02(a)(iii), and (ii) Acquiror will deliver to Seller the certificate referred to in Section 6.01(a)(iii).

            Section 2.07. Payments and Computations. All payments to be made by either party under this Agreement will be paid by wire transfer of immediately available funds to the account or accounts designated by the party receiving such payment. All computations of interest with respect to any amounts due from or to either party pursuant to this Agreement will be made on the basis of a year of 365 days, in each case for the actual number of days (excluding the first day, but including the last day) occurring in the period for which such interest is payable.

            Section 2.08. Property Due Diligence. (a) Promptly following the execution of this Agreement, Acquiror shall deliver to Seller a due diligence document request and checklist (which may be supplemented from time to time during the Review Period) identifying the materials requested to be reviewed by Acquiror in connection with the Due Diligence Review. Not later than fifteen
(15) days after the date of this Agreement, Seller shall cause the Company and the Company Subsidiaries to make available to Acquiror, its attorneys, accountants and other professional and consultants, copies of all books, records, documents, reports, analyses, assessments and other written material relating to each of the Real Property Assets, including all title insurance policies, surveys, engineering and environmental reports, operating and capital statements, rent rolls and all other due diligence materials reasonably requested by Acquiror in connection with the Due Diligence Review.

            (b) Acquiror shall have a period (the "Review Period") of sixty (60) days from the date of this Agreement (the expiration date of such period being hereinafter referred to as the "Due Diligence Expiration Date") to complete the Due Diligence Review (including obtaining and reviewing title commitments or title bring-downs and engineering reports, environmental reports and surveys relating to the Real Property Assets). If Acquiror, in its reasonable discretion, determines that any material matter relating to any of the Real Property Assets (including leases, historical and projected financial statements and information, operating and capital statements, title, real estate tax information, billings and collections, operating and real estate tax pass-through escalation calculations, survey, engineering, fitness and quality, physical condition, environmental condition, financial condition of one or more of the tenants, value and profitability, current or potential uses, current or future zoning or suitability for renovation or construction) is not acceptable to Acquiror and that it does not wish to proceed with its acquisition of such Real Property Asset, then Acquiror may, by written notice to Seller before 5:00 p.m. (New York time) on the Due Diligence Expiration Date (time being of the essence), terminate this Agreement in its entirety, whereupon this Agreement shall terminate and be of no further force and effect as provided in Article VII. If Acquiror does not elect to terminate this Agreement prior to the time set forth above, Acquiror's right to terminate this Agreement pursuant to this Section 2.08(b) shall expire and be of no further force and effect.

            (c) Seller shall use reasonable commercial efforts during the Review Period to permit Acquiror and its Representatives, upon prior reasonable notice to Seller, and during normal business hours, to access each of the Real Property Assets for the purpose of inspecting the Real Property Assets. Seller agrees that any environmental investigation undertaken by Acquiror may include invasive sampling of soil, groundwater, or parts of buildings or structures, on any Real Property Asset occupied by or otherwise affiliated with the Company or any Company Subsidiary without Seller's prior written consent; provided, however, that Acquiror shall give Seller not less than twenty-four (24) hours' prior notice thereof (which notice shall include the identity of the Representatives of Acquiror that will perform such inspections and the proposed scope thereof) and Seller, Indemnitor or their respective Representatives shall have the right to be present during such inspections. Acquiror shall use reasonable commercial efforts not to interfere in any material respect with Seller's use or operation of the Real Property Assets during such inspections. If Acquiror takes, or causes to be taken, any sample from a Real Property Asset in connection with the foregoing, Acquiror shall, upon the request of Seller, provide to Seller a portion of such sample to allow Seller, if it so chooses, to perform its own testing. If Acquiror performs environmental sampling, Acquiror shall have Acquiror's environmental consultant carry and maintain in force, at its expense, at all times during the performance of such sampling, general liability insurance in the minimum amount of $1 million combined single limit for injury to or death of one or more persons per occurrence and for damage to property per occurrence. Notwithstanding any provisions of this Agreement to the contrary, Acquiror shall not, and shall cause its environmental consultant not to, contact or communicate with any Governmental Authority regarding any Hazardous Materials on any Real Property Asset, or the environmental condition of any Real Property Asset, unless required by Law; provided, however, that such restriction shall not apply following the Closing.

            Section 2.09. Capital Expenditure Reserves. (a) The Base Purchase Price was agreed upon between Seller and Acquiror on the assumption that none of the Real Property Assets is in need of significant deferred maintenance expenditures, and that the annual capital expenditure requirement of $450 per unit, which will be set forth in and calculated pursuant to the Agreement Regarding Leases, is sufficient to provide for anticipated future capital expenditures to maintain each of the Real Property Assets in their current condition. If, during the course of the Due Diligence Review in respect of any Real Property Asset, Acquiror determines, pursuant to third party reports received by Acquiror (each, an "Acquiror Cap Ex Report"), that the anticipated costs to perform deferred maintenance and previously unidentified future capital expenditures reasonably necessary to be performed during the twelve (12) month period following the Closing Date will exceed the amount of the capital expenditure requirement for such period as set forth in and calculated pursuant to the form of Agreement Regarding Leases (the amount of such excess, with reference to any Real Property Asset, being hereinafter referred to as the "Cap Ex Reserve Shortfall"), then Acquiror shall provide to Seller not later than five (5) Business Days after the Due Diligence Expiration Date a written statement specifying the Cap Ex Reserve Shortfall, if any, for each of the Real Property Assets, including copies of all Acquiror Cap Ex Reports supporting such determination. Acquiror shall provide copies of each Acquiror Cap Ex Report as promptly as practicable after such report shall have been received by Acquiror. If Acquiror does not timely notify Seller of any Cap Ex Reserve Shortfall in respect of a Real Property Asset as provided above, Acquiror shall be deemed to have agreed that the amount of the Cap Ex Reserve Shortfall in respect of such Real Property Asset is zero.

            (b) For a period of ten (10) Business Days after the receipt of the statement delivered by Acquiror in accordance with Section 2.09(a), Seller shall have the right to review the statement and to obtain its own third party reports relating to any specified Cap Ex Reserve Shortfall (each such report, a "Seller Cap Ex Report"). Seller shall provide copies of each Seller Cap Ex Report as promptly as practicable after such report shall have been received by Seller. If Seller objects to any Cap Ex Reserve Shortfall specified in Acquiror' statement in respect of any Real Property Asset and determines, pursuant to a Seller Cap Ex Report, that the amount of such Cap Ex Reserve Shortfall is overstated by more than five percent (5%), then Seller shall provide to Acquiror not later than five (5) Business Days after the expiration of such review period a written statement specifying the amount of such overstatement for each of the Real Property Assets, including copies of all Seller Cap Ex Reports supporting such determination. If Seller does not notify Acquiror in writing of any objection within such review period, Seller shall be deemed to have agreed to the amount of each Cap Ex Reserve Shortfall specified in Acquiror's statement.

            (c) Seller and Acquiror shall negotiate in good faith to attempt to resolve any such objection that is timely made by Seller, provided that if such parties are unable to agree upon the amount of the Cap Ex Reserve Shortfall for any Real Property Asset within ten (10) Business Days after the date of the written statement sent by Seller specifying an overstatement, Seller and Acquiror shall cause the preparers of the applicable Acquiror Cap Ex Report and the applicable Seller Cap Ex Report to select an independent third party to provide a capital expenditure report for such Real Property Asset and the amount of the Cap Ex Reserve Shortfall specified in such independent report shall be final and binding on Acquiror and Seller for the purposes of this Section 2.09. The fees and expenses of any such independent third party shall be a Transaction Cost.

            (d) Upon Seller and Acquiror having agreed or deemed to have agreed upon the amount of the Cap Ex Reserve Shortfall (or such amount having been determined in accordance with Section 2.09(c)), Seller may, at its sole option:
(i) decrease the Base Purchase Price by the amount of the Cap Ex Reserve Shortfall so agreed or determined; (ii) deposit into escrow (with a third party mutually acceptable to Seller and Acquiror pursuant to escrow instructions in form and substance reasonably acceptable to Seller and Acquiror) on the Closing Date the amount of the Cap Ex Reserve Shortfall so agreed or determined for disbursement to Acquiror (and its Affiliates) from time to time after the Closing Date to pay for the deferred maintenance and capital items specifically identified in the applicable third party reports; or (iii) direct Acquiror to perform (or to cause third parties to perform) the deferred maintenance work and the capital items specifically identified in the applicable third party reports, in which case the Allocable Portions of the applicable Acquired Real Property Assets shall be increased in the aggregate by the aggregate amount of the Cap Ex Reserve Shortfall so agreed or determined (such increase to be allocated by Acquiror among the applicable Acquired Real Property Assets in such manner as Acquiror shall reasonably determine).

            Section 2.10. New Title Policies; New Surveys. During the Review Period, Acquiror shall have the opportunity to review the existing owner's title insurance policies and surveys of the Real Property Assets. If, upon such review, Acquiror shall reasonably determine that the existing owner's title insurance policy for any Real Property Asset is insufficient to protect the interests of Acquiror with respect to such Real Property Asset and Acquiror delivers notice thereof to Seller on or before the Due Diligence Expiration Date specifying the applicable Real Property Asset and identifying the interests of Acquiror that are not protected, Seller shall, at its option and at its sole cost and expense, cause either (a) the title insurance company that issued the existing owner's title insurance policy for the applicable Real Property Asset to issue to Acquiror, on the Closing Date, relevant endorsements to such existing title insurance policies in order to adequately protect the interests of Acquiror, including a non-imputation endorsement, or (b) a title insurance company reasonably selected by Seller to provide to Acquiror on the Closing Date an owner's title insurance policy (or in the case of a New York-style closing, a marked title insurance commitment representing such title insurance policy) covering title to the applicable Real Property Asset in an amount approximating the fair market value thereof (in either case, a "New Title Policy"). Similarly, if Acquiror shall reasonably determine that the existing survey for any Real Property Asset is insufficient to protect the interests of Acquiror with respect to such Real Property Asset and Acquiror delivers notice thereof to Seller on or before the Due Diligence Expiration Date specifying the applicable Real Property Asset and identifying the interests of Acquiror that are not protected, Seller shall, at its sole cost and expense, deliver to Acquiror, on or before the Closing Date, a survey of the applicable Real Property Asset performed by a surveyor licensed in the state in which such asset is located and certified to Acquiror as having been prepared in accordance with 1999 minimum standard details for a land survey jointly adopted by ALTA/ACSM (a "New Survey"). If Acquiror shall fail to deliver any written notice to Seller contemplated by this
Section 2.10 with respect to any Real Property Asset on or before the Due Diligence Expiration Date, Acquiror shall be deemed to have waived its right to request a New Title Policy or New Survey with respect to such Real Property Asset.

            Section 2.11. Real Property Matters to which Real Property May Be Subject. At the Closing, except as set forth in Schedule 3.15, the Company and the Company Subsidiaries shall own good and valid insurable fee title to the Acquired Real Property Assets, free and clear of any and all Liens other than Permitted Liens.

            Section 2.12. No Other Representations. No representation, warranty or covenant made by Seller or Indemnitor in this Agreement or any document delivered pursuant to this Agreement shall survive the Closing except as expressly provided in this Agreement. Acquiror has not relied upon, and neither Seller nor Indemnitor is liable or bound in any manner by, any verbal or written statements, representations, real estate brokers' "set-ups" or information pertaining to the Real Property Assets furnished by any real estate broker, agent, employee, servant to other Persons unless the same are expressly set forth in this Agreement.

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF INDEMNITOR AND SELLER

            Seller hereby represents and warrants to Acquiror as to the matters specified in Sections 3.01(a), 3.04(a), 3.05(a), 3.19(h), 3.25 and 3.26 and
Indemnitor hereby represents and warrants to Acquiror as to the matters specified in Sections 3.01(b), 3.02, 3.03, 3.04(b), 3.05(b), 3.06 through 3.24
(other than Section 3.19(h)) and 3.26, as follows:

            Section 3.01. Incorporation, Qualification and Authority of Seller and Indemnitor Parties. (a) Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power to operate its business as now conducted and is duly qualified as a foreign limited liability company to do business, and is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for failures to so qualify or be in good standing that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect. Seller has all requisite limited liability company power to enter into, and to consummate the transactions contemplated by, and to carry out its obligations under, each of the Transaction Agreements to which Seller is or will be a party. The execution and delivery by Seller of each of the Transaction Agreements to which Seller is or will be a party, and the consummation by Seller of the transactions contemplated by, and the performance by Seller of its obligations under, each of such Transaction Agreements have been duly authorized by all requisite limited liability company action on the part of Seller and its members. This Agreement and the Tax Matters Agreement have been, and at the Closing, each of the other Transaction Agreements to which Seller is then a party will be, duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Acquiror) this Agreement and the Tax Matters Agreement constitute, and as of the Closing each of the other Transaction Agreements to which Seller is then a party will constitute, the legal, valid and binding obligations of Seller enforceable against it in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws relating to or affecting creditors' rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            (b) Each of the Indemnitor Parties is a corporation, limited liability company or limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware or Illinois and has all requisite corporate, limited partnership or limited liability company power to operate its business as now conducted and is duly qualified as a foreign corporation, limited liability company or limited partnership to do business, and is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for failures to so qualify or be in good standing that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect. Each of the Indemnitor Parties has all requisite corporate, limited liability company or limited partnership power to enter into, and to consummate the transactions contemplated by, and to carry out its obligations under, each of the Transaction Agreements to which it is or will be a party. The execution and delivery by each of the Indemnitor Parties of each of the Transaction Agreements to which such Indemnitor Party is or will be a party, and, the consummation by each of the Indemnitor Parties of the transactions contemplated by, and the performance by each of the Indemnitor Parties of its obligations under, each of such Transaction Agreements have been duly authorized by all requisite corporate, limited liability company or limited partnership action, as applicable, on the part of such Indemnitor Party and its stockholders, partners or members, as applicable. This Agreement and the Tax Matters Agreement have been, and at the Closing, each of the other Transaction Agreements to which any of the Indemnitor Parties is then a party will be, duly executed and delivered by the applicable Indemnitor Parties, and (assuming due authorization, execution and delivery by Acquiror) this Agreement and the Tax Matters Agreement constitute, and as of the Closing each of the other Transaction Agreements to which each of the Indemnitor Parties is then a party will constitute, the legal, valid and binding obligations of the applicable Indemnitor Party, enforceable against it in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws relating to or affecting creditors' rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            Section 3.02. Incorporation, Qualification and Authority of the Company and the Company Subsidiaries. Each of the Company and the Company Subsidiaries is a corporation, limited liability company or limited partnership duly formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation, formation or organization and has the requisite power and authority to operate its business as now conducted. Each of the Company and the Company Subsidiaries is duly qualified as a foreign corporation, limited liability company or limited partnership to do business and is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for failures to so qualify or be in good standing that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect. Each of the Company Subsidiaries has been formed to acquire, hold, finance, lease and operate its respective Real Property Assets, and, except for the acquisition, holding, financing, leasing and operation of such Real Property Assets, has not conducted any other business.

            Section 3.03. Capital Structure of the Company and the Company Subsidiaries; Ownership and Transfer of the Shares. (a) Schedule 3.03(a) sets forth (i) all the authorized Capital Stock of the Company and of each of the Company Subsidiaries and (ii) the number of Equity Shares of each class or series of Capital Stock of the Company and of each of the Company Subsidiaries that are issued and outstanding, together with the registered holder thereof. Except as set forth in Schedule 3.03(a), there are no shares of Capital Stock or other

Equity Shares of the Company or any of the Company Subsidiaries issued and outstanding. All the outstanding Equity Shares of the Company and of each of the Company Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or subscription rights. There are no options, calls, warrants or convertible or exchangeable securities, or conversion, preemptive, subscription or other rights, or agreements, arrangements or commitments, in any such case, obligating or which may obligate the Company or any of the Company Subsidiaries to issue, sell, purchase, return or redeem any of their respective Equity Shares or securities convertible into or exchangeable for any of their respective Equity Shares, and there are no Equity Shares of the Company or any of the Company Subsidiaries reserved for issuance for any purpose. There are no capital appreciation rights, phantom stock plans, securities with participation rights or features, or similar obligations and commitments of the Company or any of the Company Subsidiaries. Seller directly and indirectly (through ownership of the Company) owns all the outstanding Equity Shares of the Company and the Company Subsidiaries, free and clear of all Liens. Seller has the limited liability company power and authority to sell, convey, assign, transfer, and deliver the Shares as provided in this Agreement, and the sale, conveyance, assignment, transfer and delivery will convey to Acquiror good and marketable title to such Shares, free and clear of any and all Liens. Immediately following the Closing, Acquiror (and/or any one or more assignees duly designated by Acquiror pursuant to Section 10.07), will directly and indirectly (through ownership of the Company) own all the outstanding Equity Shares of the Company and the Company Subsidiaries, free and clear of all Liens. Except for this Agreement, there are no options, calls or warrants or other rights, agreements, arrangements or commitments obligating (i) Seller to sell any of the Shares or (ii) the Company or any Company Subsidiary to sell any of the Equity Shares of any Company Subsidiary. Except for this Agreement or as set forth in Schedule 3.03(a), there are no voting trusts, stockholder agreements, proxies or other rights or agreements in effect with respect to the voting, transfer or dividend rights of the Shares or of the Equity Shares of any Company Subsidiary. Except as set forth in Schedule 3.03(a), on the Closing Date, the Company has no Subsidiaries other than the Company Subsidiaries.

            (b) Immediately following the Closing, neither Seller nor any of its Affiliates will have any claims with respect to the Shares (except for any claims for indemnification under Section 8.02 that may arise following the Closing), or to any interest, dividends or other distributions in respect thereof.

            Section 3.04. No Conflict.

            (a) Provided that all consents, approvals, authorizations and other actions described in Section 3.05(a) have been obtained or taken, except as otherwise provided in this Article III and except as may result from any facts or circumstances solely relating to Acquiror or its Affiliates (as opposed to any other third party), the execution, delivery and performance by Seller of, and the consummation by Seller of the transactions contemplated by, this Agreement, the Tax Matters Agreement and the other Transaction Agreements to which Seller will be a party, do not and will not (a) violate or conflict with the organizational documents of Seller, the Company or any of the Company Subsidiaries, (b) conflict with or violate any Law or other Governmental Order applicable to Seller, the Company or any of the Company Subsidiaries or by which any of them or any of their respective properties or assets is bound or affected, or (c) result in any breach of or loss of any contractual benefit under, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on the Shares or any of the assets or properties of the Company or any of the Company Subsidiaries pursuant to, or, except for the consents listed on Schedule 3.04(a) (the "Seller Required Third Party Consents") or the consents listed on Schedule 5.10, require any consent or approval which has not been obtained with respect to, or the payment of any penalty or liquidated damages under, any note, bond, loan or credit agreement, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which Seller, the Company or any of the Company Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound or affected, except, in the case of clause (c), any such conflicts, violations, breaches, loss of contractual benefits, defaults, rights or Liens, failure to obtain consents or approvals, or payments that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect.

            (b) Provided that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been obtained or taken, except as otherwise provided in this Article III and except as may result from any facts or circumstances solely relating to Acquiror or its Affiliates (as opposed to any other third party), the execution, delivery and performance by Indemnitor of, and the consummation by it of the transactions contemplated by, this Agreement, the Tax Matters Agreement and the other Transaction Agreements to which it will be a party, do not and will not (a) violate or conflict with the organizational documents of any of the Indemnitor Parties, the Company or any of the Company Subsidiaries, (b) conflict with or violate any Law or other Governmental Order applicable to any of the Indemnitor Parties, the Company or any of the Company Subsidiaries or by which any of them or any of their respective properties or assets is bound or affected or (c) result in any breach of or loss of any contractual benefit under, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on the Shares or any of the assets or properties of the Company or any of the Company Subsidiaries pursuant to, or, except for the consents listed on Schedule 3.04(b) (the "Indemnitor Required Third Party Consents") or the consents listed on
Schedule 5.10, require any consent or approval which has not been obtained with respect to, or the payment of any penalty or liquidated damages under, any note, bond, loan or credit agreement, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which any of the Indemnitor Parties, the Company or any of the Company Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound or affected, except, in the case of clause (c), any such conflicts, violations, breaches, loss of contractual benefits, defaults, rights or Liens, failure to obtain consents or approvals, or payments that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect.

            Section 3.05. Consents and Approvals.

            (a) Except as may result from any facts or circumstances solely relating to Acquiror or its Affiliates (as opposed to any other third party), the execution and delivery by Seller of this Agreement and the Tax Matters Agreement do not, and the execution and delivery by Seller at the Closing of the other Transaction Agreements to which Seller will be a party will not, and the performance by Seller of, and the consummation by Seller of the transactions contemplated by, this Agreement, the Tax Matters Agreement and the other Transaction Agreements to which Seller is or will be a party will not, except for the consents listed on Schedule 3.05(a) (each, a "Seller Required Governmental Approval"), require any consent, approval, license, permit, order, qualification, authorization of, or registration or other action by, or any filing with or notification to, any Governmental Authority, including under any Environmental Property Transfer Law (each, a "Governmental Approval"), to be obtained or made by any of Seller, the Company and the Company Subsidiaries that is material or any Seller Required Governmental Approvals the failure to obtain or make any or all of which could reasonably be expected to prevent or materially delay the consummation by Seller of the transactions contemplated by, or the performance by Seller of any of its obligations under, any of the Transaction Agreements to which Seller is or will be a party.

            (b) Except as may result from any facts or circumstances solely relating to Acquiror or its Affiliates (as opposed to any other third party), the execution and delivery by Indemnitor of this Agreement and the Tax Matters Agreement do not, and the execution and delivery by each of the Indemnitor Parties at the Closing of the other Transaction Agreements to which it will be a party will not, and the performance by it of, and the consummation by it of the transactions contemplated by, this Agreement, the Tax Matters Agreement and the other Transaction Agreements to which it is or will be a party will not, except for the consents listed on Schedule 3.05(b) (each, an "Indemnitor Required Governmental Approval"), require any Governmental Approval to be obtained or made by any of the Indemnitor Parties, the Company and the Company Subsidiaries that is material or any Indemnitor Required Governmental Approvals the failure to obtain or make any or all of which could reasonably be expected to prevent or materially delay the consummation by any of the Indemnitor Parties of the transactions contemplated by, or the performance by it of any of its obligations under, any of the Transaction Agreements to which it is or will be a party.

            Section 3.06. Financial Statements; Absence of Undisclosed Liabilities. (a) Schedule 3.06(a) sets forth (i) the consolidated balance sheets of the Company and the Company Subsidiaries as at each of December 31, 2003, 2002 and 2001, (ii) the consolidated statements of operations, stockholders' equity and cash flows of the Company and the Company Subsidiaries for the fiscal years ended December 31, 2003, 2002 and 2001, and (iii) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as at March 31, 2004, and the unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the three-month period ended March 31, 2004, together with, in the case of each of clauses (i), (ii) and (iii) above, the exhibits, schedules and notes thereto (collectively, the "Financial Statements"). The Financials Statements described in clauses (i) and
(ii) above have been audited by, and are accompanied with the report of, Ernst & Young LLP. Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP and in conformity with the practices consistently applied by the Company and the Company Subsidiaries and, except as disclosed in Schedule 3.06(a), without modification of the accounting principles used in the preparation thereof throughout the periods involved and presents fairly, in all material respects, the financial position and results of operations of the Company and the Company Subsidiaries as at the indicated dates and for the periods indicated therein subject in the case of the unaudited quarterly financial statements, to normal and customary year-end adjustments that are not material in amount or significance.

            (b) Except as set forth in the Financial Statements and except for liabilities and obligations of a type required to be disclosed on a balance sheet prepared in accordance with GAAP incurred in the ordinary course of business consistent with past practice since the date of the Financial Statements and not in violation of this Agreement or the Tax Matters Agreement, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Selling Parties, there are no liabilities or obligations of the Company or any of the Company Subsidiaries of any nature (whether accrued, absolute, contingent or otherwise), whether or not required to be reflected on a financial statement prepared in accordance with GAAP.

            (c) Attached as Schedule 3.06(c) are (i) pro forma consolidated balance sheets of the Company and the Company Subsidiaries as at December 31, 2003 and March 31, 2004 and (ii) pro forma consolidated statements of operations of the Company and the Company Subsidiaries for fiscal year ended December 31, 2003 and the three-month period ended March 31, 2004 (collectively, the "Pro Forma Financial Statements"). The Pro Forma Financial Statements have been presented assuming that the transactions contemplated by Sections 5.06, 5.07 and
5.08 had been completed as of (A) in case of the balance sheets, December 31, 2003 and March 31, 2004, respectively, and in the case of the statements of operations, January 1, 2003, and January 1, 2004, respectively, and have been prepared in accordance with GAAP and in conformity with the practices consistently applied by the Company and the Company Subsidiaries in the preparation of the Financial Statements, and present fairly, in all material respects, the financial position and results of operations of the Company and the Company Subsidiaries for the indicated periods assuming that the transactions contemplated by Sections 5.06, 5.07 and 5.08 had been completed as of the dates indicated in this sentence. Prior to the Closing Date, Seller shall cause its accountants, Ernst & Young LLP or another nationally-recognized accounting firm, to conduct a review of the Pro Forma Financial Statements and deliver to Acquiror such reviewed financial statements substantially in form and substance as Schedule 3.06(c), with any changes or deviations not material in amount or significance, together with the report of such accountants regarding such review.

            Section 3.07. Absence of Certain Changes. The Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice, and there has not occurred any event or events (a) that individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect or (b) since December 31, 2003, that had such event or events occurred after the date of this Agreement, would have constituted a breach by Seller of clauses (i)-(viii), (x) or (xi) of
Section 5.01(d).

            Section 3.08. Absence of Litigation. Except as set forth on Schedule
3.08 (the "Existing Litigation Matters"), there are no Actions pending or, to the Knowledge of the Selling Parties, threatened against the Company, the Company Subsidiaries and the Real Property Assets. None of the Existing Litigation Matters, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

            Section 3.09. Compliance with Laws. Excluding Environmental Laws and Governmental Orders arising under Environmental Laws (which are covered in Section 3.11) and Tax laws (which are covered in Section 3.19), neither the Company nor any of the Company

Subsidiaries is in violation of any Laws or Governmental Orders applicable to it or its assets, properties or businesses, except for violations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect. Neither the Company nor any Company Subsidiary is a party to, or bound by, any Governmental Order that affects in any material respect the ownership, use or operation of any of the Real Property Assets.

            Section 3.10. Governmental Licenses and Permits. (a) Excluding Environmental Permits (which are covered in Section 3.11), each of the Company and the Company Subsidiaries holds all material governmental qualifications, registrations, filings, licenses, permits, orders, approvals or authorizations necessary to conduct its respective business and to own or use its respective assets and properties, as such businesses, assets and properties are conducted, owned and used on the date hereof (collectively, the "Material Permits").

            (b) All Material Permits are valid and in full force and effect in all material respects. Except as set forth in Schedule 3.10(b) and excluding Environmental Permits (which are covered in Section 3.11), none of the Company and the Company Subsidiaries is in default or violation of any of the Material Permits in any material respect. Except as set forth in Schedule 3.10(b), (i) no Material Permit has been revoked, suspended, non-renewed, terminated or impaired in any material respect, (ii) none of the Company and the Company Subsidiaries currently is the subject of any pending or, to the Knowledge of the Selling Parties, threatened Action seeking the revocation, suspension, non-renewal, termination, modification or impairment of any Material Permit in any material respect, and (iii) to the Knowledge of the Selling Parties, there is no existing condition of the Company or any of the Company Subsidiaries, nor has the Company or any of the Company Subsidiaries received any notice from any Governmental Authority of any fact or condition, which, if left uncured, would result in the revocation, limitation, suspension or non-renewal of any Material Permit, except where such revocation, limitation, suspension or non-renewal, individually or in the aggregate, would not reasonably be expected to have a material and adverse effect on any Real Property Asset. None of the Company and the Company Subsidiaries is operating under a Governmental Order or voluntary agreement with any regulatory authorities of any jurisdiction in which it now holds a Material Permit which restricts in any material respect its authority to do the business authorized pursuant to such Material Permit or which would prohibit or materially delay the consummation of the transactions contemplated hereby. Subject to obtaining the consents set forth in Schedule 3.04(a), none of the Material Permits will be subject to revocation, limitation, suspension, non-renewal, withdrawal, termination or modification as a result of the consummation of the transactions contemplated hereby, except where such revocation, limitation, suspension, non-renewal, withdrawal, termination or modification, individually or in the aggregate, would not reasonably be expected to have a material and adverse effect on any Real Property Asset.

            Section 3.11. Environmental Matters. (a) To the Knowledge of the Selling Parties, all environmental reports obtained by each of the Company and the Company Subsidiaries within the past three (3) years with respect to the Real Property Assets have been delivered or made available to Acquiror; (b) none of the Real Property Assets, the Company and the Company Subsidiaries is subject to a written notice or written request for information or order from or agreement with a Governmental Authority or third party respecting a Release or threatened Release or the violation of any Environmental Law; (c) there has been no Release on, at or under any real property formerly owned, leased or otherwise used by any of the Company and the Company Subsidiaries during the period that it was owned, leased or otherwise used by the Company or a Company Subsidiary or, to the Knowledge of the Selling Parties, the Real Property Assets, or arising out of the conduct by the Company or the Company Subsidiaries of their respective businesses, that would reasonably be expected to result in the imposition of any material liability to any of the Company and the Company Subsidiaries under the Environmental Laws; (d) to the Knowledge of the Selling Parties, there has been no Release at any parcels of real property other than any real property referred to in item (c) that would reasonably be expected to have a material and adverse effect on any Real Property Asset, the Company or any Company Subsidiary; (e) to the Knowledge of the Selling Parties, none of the Real Property Assets is subject to any Lien in favor of any Governmental Authority for (i) material liability under any Environmental Laws or (ii) material costs incurred by a Governmental Authority in response to a Release or threatened Release; (f) with respect to any of the Real Property Assets, the Company and the Company Subsidiaries, there are no material Actions pending or, to the Knowledge of the Selling Parties threatened, arising under or relating to an Environmental Law or Hazardous Materials or the making of any claim based on an Environmental Law for personal injury, wrongful death or property damage; (g) the Company and the Company Subsidiaries have operated and are operating their respective businesses in compliance in all material respects with applicable Environmental Laws; and
(h) to the knowledge of the Selling Parties, the Company and the Company Subsidiaries have obtained all material Environmental Permits that are necessary in connection with the operation of their respective businesses as conducted on the date of this Agreement, all such permits are in good standing and the Company and the Company Subsidiaries are in compliance in all material respects with the terms and conditions of such permits.

            Section 3.12. Material Contracts. (a) Schedule 3.12(a) lists each of the Material Contracts as in effect on the date of this Agreement and, where applicable, the applicable Real Property Asset to which they relate and, in the case of each Material Contract evidencing indebtedness for borrowed money or an intercompany obligation, the name of the lender thereunder, the maturity date thereof (and any extension terms thereunder) and the outstanding principal amount thereof as of the date hereof.

            (b) Each Material Contract is a legal, valid and binding obligation of the Company or any Company Subsidiary, as applicable, and, to the Knowledge of the Selling Parties, each other party to such Material Contract, and is enforceable against the Company or such applicable Company Subsidiary, as applicable, and, to the Knowledge of the Selling Parties, each such other party, in accordance with its terms (except in each case as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles (whether or not such enforceability is considered in a proceeding at law or in equity)), and none of the Company or any Company Subsidiary or, to the Knowledge of the Selling Parties, any other party to a Material Contract is in material default or material breach or has failed to perform any material obligation under a Material Contract, and, to the Knowledge of the Selling Parties, there does not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both), or give to the other party thereto any rights of termination, amendment, acceleration or cancellation of, or result in the payment of any penalty or liquidated damages under, a Material Contract.

            Section 3.13. Employee Benefits; Employees. (a) Except as set forth in Schedule 3.13(a), as of the Closing Date, none of the Company, the Company Subsidiaries and their respective ERISA Affiliates has any (i) "employee benefit plans", as defined in Section 3(3) of ERISA, or (ii) incentive, profit-sharing, stock option, stock purchase, other equity-based, employment, consulting, compensation, vacation or other leave, change in control, retention, supplemental retirement, severance, health, medical, disability, life insurance, deferred compensation and other employee compensation and benefit plans, programs, policies, agreements, arrangements and practices, in each case established or maintained by Seller or any of its ERISA Affiliates or to which Seller or any of its ERISA Affiliates contributed or is obligated to contribute thereunder, for the benefit of any of the current or former employees or independent contractors of any of the Company, the Company Subsidiaries and their respective ERISA Affiliates (collectively, the "Benefit Plans").

            (b) As of the Closing Date, (i) none of the Company and the Company Subsidiaries will have any employees, (ii) none of the Company and the Company Subsidiaries will have any obligation or liability that will not have been assumed by Indemnitor with respect to any of the former employees or independent contractors of the Company, the Company Subsidiaries and their respective ERISA Affiliates and (iii) each of the Company and the Company Subsidiaries is not reasonably expected to incur any obligation or liability with respect to any of the former employees or independent contractors of the Company, the Company Subsidiaries and their respective ERISA Affiliates.

            (c) None of the Company, the Company Subsidiaries and their respective ERISA Affiliates has sponsored, maintained, contributed to or been obligated to contribute to any Benefit Plan subject to Section 412 of the Code,
Section 302 of ERISA, or Title IV of ERISA within the five years prior to the Closing Date. As of the Closing Date, none of the Company and the Company Subsidiaries will have any obligation or liability with respect to any Benefit Plan, and neither the Company nor any Company Subsidiary is reasonably expected to incur any obligation or liability with respect to any Benefit Plan.

            (d) Each of the Company, the Company Subsidiaries and their respective ERISA Affiliates (i) is in compliance in all material respects with all applicable Laws respecting employment, employment practices, terms and conditions of employment and wages and hours, and (ii) has withheld all amounts required by applicable Laws or by agreement to be withheld from the wages, salaries and other payments to such current and former employees and independent contractors.

            (e) For purposes of this Agreement, "ERISA Affiliate" shall mean any Person that would be treated as a single employer or under common control with the Company under Section 4001 of ERISA or Section 414 of the Code.

            Section 3.14. Acquired Personal Property Assets. (a) Schedule 3.14(a) sets forth a true and complete list of the carrying value of the material assets located on the Real Property Assets as of December 31, 2003, other than real property and fixtures appurtenant thereto, beneficially owned by the Company and the Company Subsidiaries and used in the conduct of their respective businesses. Prior to Closing, Seller shall supplement Schedule 3.14(a) to include a true and complete list of the material assets (whether or not required by GAAP to be reflected on a balance sheet), other than real property and fixtures appurtenant thereto, beneficially owned by the Company and the Company Subsidiaries and used in the conduct of their respective businesses without values assigned to such personal property (collectively, "Acquired Personal Property Assets").

            (b) Except as set forth in Schedule 3.14(b) or in the Financial Statements, the Company or a Company Subsidiary has good (and, in the case of marketable securities, marketable) title to each of the Acquired Personal Property Assets that it purports to own, free and clear of all Liens other than Permitted Liens, and (ii) valid leasehold interests in or valid rights under contract to use each of the Acquired Personal Property Assets that it purports to lease or license. The acquisition by the Company and each Company Subsidiary of its Acquired Personal Property Assets complied in all material respects with all applicable Laws. The Company and the Company Subsidiaries are in possession of all of the Acquired Personal Property Assets and, immediately after the Closing, after giving effect to the transactions and terminations contemplated by Sections 5.06, 5.07 and 5.08, such Acquired Personal Property Assets will be substantially the same as the personal property of the Company and the Company Subsidiaries that is located on the Real Property Assets and used in the conduct of their respective businesses as of the date hereof.

            Section 3.15. Real Property Assets. Schedule 3.15 sets forth a true and complete list and a brief description of each of the Real Property Assets showing the name of the applicable facility and common address and record title holder. Seller has provided or made available to Acquiror for each Real Property Asset, the legal description thereof, the location thereof, the improvements thereto and the uses being made thereof. Except as set forth in Schedule 3.15, the Company and the Company Subsidiaries owns good, marketable and insurable (at ordinary rates) title in fee simple absolute to all of the Real Property Assets (other than the Ground Leased Asset) and to all buildings, structures and other improvements thereon, in each case subject only to the Permitted Liens. Except as set forth on Schedule 3.15, the Company and the Company Subsidiaries have fulfilled and performed in all material respects all of their respective obligations, and all obligations binding upon any Real Property Asset, under each of the agreements or encumbrances to which any Real Property Asset is subject, and none of the Company and the Company Subsidiaries is in breach or default under, or in violation of or noncompliance with, in any material respect, any such agreements or encumbrances, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a breach, default, violation or noncompliance. Subject to obtaining the Seller Required Third Party Consents, the Indemnitor Required Third Party Consents and the consents listed on Schedule 5.10, the consummation of the transactions contemplated by this Agreement and the Tax Matters Agreement will not result in any breach or violation of, default under or noncompliance with, or any forfeiture or impairment of any rights under, any agreement or encumbrance to which any of the Real Property Assets is subject, or require any consent, approval or act of, or the making of any filing with, any Person party to or benefited by or possessing the power or authority to exercise rights or remedies under or with respect to any such agreement or encumbrance. All public utilities, including water, sewer, gas, electric, telephone and drainage facilities, give adequate service to the Real Property Assets, and each of the Real Property Assets has unlimited access to and from publicly dedicated streets, the responsibility for maintenance of which has been accepted by the appropriate Governmental Authority. Complete and correct copies of any surveys in the Company's or any of the Company Subsidiaries' possession and any policies of title insurance currently in force and in the possession of the Company or any of the Company Subsidiaries with respect to each such parcel have heretofore been delivered or made available to Acquiror. Subject to Article IX and except as set forth in Schedule 3.15, neither the whole nor any part of any Real Property Asset, including any Ground Leased Asset or any real property leased, used or occupied by any of the Company or the Company Subsidiaries, is subject to any pending suit for condemnation or other taking by any public authority, and, to the Knowledge of the Selling Parties, no such condemnation or other taking is threatened or contemplated. Subject to Article IX, neither the whole nor any part of any Real Property Asset, including any Ground Leased Asset or any real property leased, used, owned or occupied by any of the Company or the Company Subsidiaries, is subject to any casualty or loss that has not been repaired and restored (and for which all costs in connection therewith have been paid in full).

            Section 3.16. Ground Leased Assets. Schedule 3.16 sets forth a true and complete list of each of the Real Property Assets that is a ground leased property or partially ground leased property (each a "Ground Leased Asset"). No default has occurred and is continuing under any ground lease or similar agreement relating to any of the Ground Leased Assets. Schedule 3.16 also contains a description of each of the ground leases and any amendments or modifications thereto and the location and the legal description of the real property covered thereby, under which (i) the Company or any of the Company Subsidiaries is lessee of, or holds, uses or operates, any real property owned by any third Person or (ii) any of the Company and the Company Subsidiaries is lessor of any of the owned Real Property Assets and the terms of such lease is greater than six (6) months (other than resident leases and occupancy agreements and leases to license holders required for regulatory purposes). Except as set forth in Schedule 3.16, the Company and the Company Subsidiaries, as the case may be, has the right to quiet enjoyment of all the Ground Leased Assets described in such Schedule for the full term of each such lease or similar agreement (and any renewal option) relating thereto, and the leasehold or other interest of the Company in such leased real property is not subject or subordinate to any agreement or Lien other than Permitted Liens. Except as set forth on Schedule 3.16, and except for Permitted Liens, there are no agreements or other documents governing or affecting the occupancy or tenancy of any of the Ground Leased Assets by the Company or any of the Company Subsidiaries. Complete and correct copies of any surveys in Seller's, the Company's or the Company Subsidiaries' possession and any policies of title insurance currently in force and in the Company's or the Company Subsidiaries' possession with respect to each such parcel of Ground Leased Assets have heretofore been delivered or made available by Seller to Acquiror.

            Section 3.17. Insurance. Schedule 3.17 sets forth a true and complete list as of the date hereof of all current policies of property and liability insurance covering the Company and the Company Subsidiaries. Except as set forth on Schedule 3.17, none of the insurance policies covering the Company and the Company Subsidiaries provides for claims to be made on an occurrence or equivalent basis. Each of the Company and the Company Subsidiaries is, and at all times has been, covered on an uninterrupted basis by valid and effective insurance policies or binders which are in full force and effect (and all premiums due and payable thereon have been paid in full on a timely basis), and no written notice of cancellation, termination, revocation or limitation or other indication that any insurance policy is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder has been received by any of Seller, the Company or the Company Subsidiaries and, to the Knowledge of the Selling Parties, none of the Company and the Company Subsidiaries is in default of any provision thereof, except for such defaults that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

            Section 3.18. Acquired Real Property; Existing Mortgages. As of the Closing Date, none of the Company nor any of the Company Subsidiaries will own, beneficially or of record, or have any interest in any real property other than the Acquired Real Property Assets. Schedule 3.18 contains a true, correct and complete statement of (i) the mortgages, deeds of trust, deeds to secure debt or other liens securing payment of borrowed money, including related guarantees as stated thereon, with respect to the Real Property Assets (collectively, the "Existing Mortgages") to which any of the Company and the Company Subsidiaries is a party as mortgagor, trustor or obligor and (ii) as of May 31, 2004, the current principal balance of each of the Existing Mortgages.

            Section 3.19. Taxes. Except as set forth in Schedule 3.19:

            (a) (i) All income and other material Tax Returns required to be filed by or on behalf of the Company and each of the Company Subsidiaries have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings); (ii) all such Tax Returns are complete and accurate in all material respects as they relate to the Company and the Company Subsidiaries (Schedule 3.19(a)(ii) sets forth all pending tax contests for which a GAAP reserve has been established);
(iii) all amounts shown due on such Tax Returns and all income and other material Taxes payable without the filing of a Tax Return, in both cases insofar as they relate to the Company and the Company Subsidiaries or their assets, have been fully and timely paid; (iv) neither the Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any income or other material Tax Return, (v) neither the Company nor any Company Subsidiary has waived or been requested to waive any statute of limitations in respect of income or other material Taxes which waiver is currently in effect, and (vi) neither the Company nor any Company Subsidiary has been a member of any consolidated, combined or unitary group other than each such group of which it is a member on the date hereof, and the Company and each Company Subsidiary currently file federal income Tax Returns on a consolidated basis with the "affiliated group" (as defined in Section 1504 of the Code) of which the Company is the common parent. Schedule 3.19(a)(vi) lists each material income Tax Return filed with respect to the Company and the Company Subsidiaries for taxable years ended 2001, 2002 and 2003. True, correct and complete copies of each Tax Return listed on Schedule 3.19(a)(vi) and each other material Tax Return filed with respect to the Company and the Company Subsidiaries have been delivered or made available to Acquiror.

            (b) Each of the Company and the Company Subsidiaries has complied in all material respects with all applicable Laws relating to the withholding of Taxes and have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate Tax Authority all material amounts required to be so withheld and paid over.

            (c) All deficiencies asserted or assessments made in writing as a result of any examinations by any Tax Authority of Tax Returns of or covering the Company or any of the Company Subsidiaries insofar as they relate to the Company and the Company Subsidiaries, have been fully paid, and no other audits or investigations by any Tax Authority relating to any Tax Returns of or covering the Company or any of the Company Subsidiaries insofar as such Tax Returns relate to the Company and the Company Subsidiaries, are in progress with respect to which (i) the Company or any of Company Subsidiaries has received written notice thereof from a Tax Authority or (ii) the Company or the Company Subsidiary, as applicable, or any of their respective officers or directors has knowledge based upon personal contact with any agent of any such Tax Authority.

            (d) Neither the Company nor any Company Subsidiary is a party to any Tax sharing or similar Tax agreements pursuant to which it will have any obligation to make any payments after the Closing Date.

            (e) There are no Tax rulings, requests for rulings, or closing agreements relating to the Company or any of the Company Subsidiaries which could affect the Company's or any Company Subsidiary's liability for Taxes for any period after the Closing Date.

            (f) Neither the Company nor any Company Subsidiary is required to make any adjustment for any Post-Closing Taxable Period pursuant to (i) Section 481(a) of the Code (or any corresponding provision of Law) as a result of a change in accounting method, or (ii) a closing agreement under Section 7121 the Code (or any corresponding provision of Law).

            (g) Neither the Company nor any Company Subsidiary is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law).

            (h) Seller is not a "foreign person" within the meaning of Section 1445 of the Code.

            (i) There are no Liens for Taxes upon any assets of any of the Company and the Company Subsidiaries except for Permitted Liens.

            (j) Through the Closing Date and for the last six (6) taxable years ending December 31, 2003, no written claim has been made by a Tax Authority in a jurisdiction where the Company or any Company Subsidiary has never paid Taxes or filed Tax Returns asserting that the Company or such Company Subsidiary, as the case may be, is or may be subject to Taxes assessed by such jurisdiction.

            (k) None of the Company and the Company Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

            (l) As of December 31, 2003, the Company's and the Company Subsidiaries' total net operating losses available for federal income tax purposes were approximately $93 million ("NOLs"). As of the Closing Date, after giving effect to the divestiture of the Excluded

Assets, the Company's and the Company Subsidiaries' total NOLs available for federal income tax purposes will be approximately $92 million. As of December 31, 2003, the Company has no general business credits available for federal income tax purposes. As of the Closing Date, after giving effect to the divestiture of the Excluded Assets, the Company's will have no general business credits available for federal income tax purposes. As of December 31, 2003, the Company's and the Company Subsidiaries' total tax basis in their assets for federal income tax purposes was approximately $514 million. As of the Closing Date, after giving effect to the divestiture of the Excluded Assets, the Company and the Company Subsidiaries' total tax basis in their assets for federal income tax purposes will be approximately $440 million.

            (m) As of the end of the Company's taxable year ending on the Closing Date, none of the Company and the Company Subsidiaries will have any accumulated earnings and profits for federal income tax purposes.

            Section 3.20. Brokers. Neither Seller, Indemnitor nor any of their respective Affiliates has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees in connection with the transactions contemplated by the Transaction Agreements for which any of the Company, the Company Subsidiaries, Acquiror or its Affiliates has or could have any liability.

            Section 3.21. Excluded Assets; Excluded Liabilities. Prior to the Closing Date, (i) each of the Company and the Company Subsidiaries will have sold, transferred, assigned or otherwise distributed all of the Excluded Assets to Indemnitor or one of its wholly owned subsidiaries and (ii) Indemnitor or one of its wholly owned subsidiaries will have assumed all of the Excluded Liabilities. Immediately prior to the Closing, the only assets and liabilities of the Company and the Company Subsidiaries will be (i) the Acquired Real Property Assets (subject to any Permitted Liens), (ii) the Acquired Personal Property Assets, (iii) the Assumed Mortgage Debt, (iv) the Specified Liabilities and (v) any Excluded Liabilities which Indemnitor shall have assumed pursuant to
Section 5.08.

            Section 3.22. Regulatory Filings. Seller has made available for inspection by Acquiror (i) each annual statement filed with or submitted to any regulatory authorities by each of the Company and the Company Subsidiaries since January 1, 1999, and (ii) any reports of examination (including, without limitation, financial, market conduct and similar examinations) of each of the Company and the Company Subsidiaries issued by any regulatory authority, in any case, since January 1, 1999. Except as set forth in Schedule 3.22, all material deficiencies or violations noted in the examination reports described in clause
(ii) above have been resolved to the material satisfaction of the regulatory department that noted such deficiencies or violations. Each of the Company and the Company Subsidiaries has filed all material reports, statements, documents, registrations, filings or submissions required to be filed with any Governmental Authority since January 1, 1999. All such registrations, reports, statements, documents, filings and submissions were in material compliance with applicable Laws when filed, and no material deficiencies have been asserted by any such Governmental Authority or other regulatory body with respect to such registrations, filings or submissions that have not been or are not in the process of being satisfied. The representations and warranties contained in this
Section 3.22 shall not apply to Taxes and Tax Returns, which are addressed in
Section 3.19.

            Section 3.23. No Certificates of Need or Provider Agreements. No Certificates of Need (hereinafter defined) or Provider Agreements (hereinafter defined) are used or required in connection with the ownership, operation and maintenance of any of the Real Property Assets. For purposes of this Agreement, the term "Provider Agreements" shall mean any provider agreements held by or issued to Seller or any Real Property Asset under which the applicable Real Property Asset is eligible to receive payment under Title XIX ("Medicaid") or any other governmental or quasi-governmental third party payor programs or any private or quasi-private healthcare reimbursement or private payor programs (including so-called "HMO" and "PPO" programs) ("Third Party Payor Programs") as well as any other agreement, arrangement, program or understanding with any federal, state or local governmental agency or organization or private organization pursuant to which the applicable Real Property Asset qualifies for payment or reimbursement for medical or therapeutic care or other goods or services rendered or supplied to any resident. For purposes of this Agreement, the term "Certificate of Need" shall mean a certificate of need or similar permit or approval (not including conventional building permits or health care licenses) from a Governmental Authority related to the construction and/or operation of any Real Property Asset for the use of a specified number of beds in a nursing facility, assisted living facility and/or rehabilitation hospital, or alteration of the applicable Real Property Asset or modification of services provided at the applicable Real Property Asset.

            Section 3.24. Operator Matters.

            (a) Each of Seller, the Company and the Company Subsidiaries has been issued and is in good standing with respect to any and all material permits, licenses, regulatory approvals, approvals, accreditations and comparable authorizations from all applicable Governmental Authorities (including, but not limited to any Health Department (hereinafter defined)) that are necessary for the use, operation and maintenance of each of the Real Property Assets and the conduct of its business thereon (collectively, "Operator Licenses"). Except as set forth in Schedule 3.24(a), none of Seller, the Company, the Company Subsidiaries and the Real Property Assets is the subject of any proceeding, examination or to Knowledge of the Selling Parties, investigation, by any Health Department or other Governmental Authority concerning an actual or alleged material violation of any laws, ordinances, rules or regulations or any Operator Licenses. The Operator Licenses (i) have not been and will not be transferred to any location other than the applicable Real Property Asset; and (ii) are not and will not be pledged as collateral for any loan or indebtedness that will not be released at Closing or assumed by Acquiror. As used herein, "Health Departments" shall mean departments of health and/or any Governmental Authorities of the state where the applicable Real Property Asset is located which have jurisdiction over the licensing, ownership and/or operations of the applicable parcel of Real Property Asset as a Living Facility.

            (b) No Litigation Relating to Licensing Matters. None of Seller, the Company, the Company Subsidiaries and, to Knowledge of the Selling Parties, Manager is involved in any litigation, proceeding, or investigation (by or with any Person, resident, Health Department or Governmental Authority) which, if determined or resolved adversely, would have a material adverse impact on the conduct by any of Seller, the Company and the Company Subsidiaries of its business or any Real Property Asset.

            (c) Operator Reporting. Seller has made available to Acquiror copies of all of the census information concerning the number of licensed beds and/or units occupied by bona fide residents, rents rolls, monthly financial statements and other reports, materials and information concerning Seller's business operations and compliance with Laws, Operator Licenses and Material Permits for each of the Real Property Assets (the "Operator Reports") for the periods set forth therein which are true and correct in all material respects. All materials reports, documents and notices, required to be filed, maintained or furnished by any of Seller, the Company and the Company Subsidiaries to any Governmental Authority with respect to each of the Real Property Assets have been so filed, maintained or furnished. There are no defects or deficiencies to or with respect to any Real Property Asset cited in any survey or inspection report provided, submitted or made by or to any Governmental Authority under any Law that remains uncured.

            (d) No Violations. To the Knowledge of the Selling Parties, none of Seller, the Company, the Company Subsidiaries and the Real Property Assets is the subject of any proceeding by any Governmental Authority, and no notice of any violation has been issued, or, to the Knowledge of the Selling Parties, will be issued, by a Governmental Authority that would, directly or indirectly, or with the passage of time, (i) impact Acquiror's (or its designees) ability to accept and/or retain residents at any Real Property Asset, (ii) have a material and adverse effect on any of Seller's, the Company's, the Company Subsidiaries' or Manager's ability to accept and/or retain residents or operate any Real Property Asset or result in the imposition of a material fine or for services rendered to eligible residents, or (iii) modify, limit or annul or result in the transfer, suspension, or revocation or imposition of probationary use of the Operator Licenses.

            (e) No Facility Violations. Except as set forth in Schedule 3.24(e), no statement of charges or deficiencies has been made or penalty enforcement action has been undertaken against any of Seller, the Company, the Company Subsidiaries and the Real Property Assets or against any officer or director of any of Seller, the Company or the Company Subsidiaries by any Governmental Authority since January 1, 2003 which remains uncured.

            (f) No Recoupment Efforts. None of Seller, the Company, the Company Subsidiaries and Manager is a participant in any governmental program whereby any Governmental Authority may have the right to recover funds by reason of the advance of governmental funds.

            (g) Admissions Hold. There is no suspension, ban or limitation upon the admission of residents to the any Real Property Asset (i) by any Governmental Authority having jurisdiction over the licensure or certification of such Real Property Asset or (ii) pursuant to any applicable Law.

            (h) Substantial Compliance; No Adverse Regulatory Actions. No Governmental Authority with jurisdiction over any Real Property Asset has: (i) made a determination that any Real Property Asset is not in compliance in all material respects with any applicable regulatory requirements which has not been cured; or (ii) taken adverse regulatory action with respect to any Real Property Asset that is material in significance and has not been cured, including, without limitation, the imposition of any civil money penalties in excess of $50,000 that have not been paid.

            Section 3.25. Books and Records. Seller has delivered or made available to Acquiror copies of each of the following: (i) copies of corporate tax documents and real estate transfer tax forms and returns relating to the Real Property Assets (where applicable); (ii) all Material Contracts, and material licenses, and material permits (including any operator licenses) relating to any of the Company, the Company Subsidiaries and the Real Property Assets, together with copies of all material correspondence relating to any of the Company, the Company Subsidiaries and the Real Property Assets; (iii) an updated list of security deposits, if any, with respect to the Real Property Assets held by any of Seller, the Company and the Company Subsidiaries; (iv) all plans and specifications related to all Improvements located at the Real Property Assets, to the extent in Seller's possession or reasonable control or otherwise available to Seller; (v) copies of currently valid certificates of occupancy (or comparable permits or licenses) with respect to Improvements located at each of the Real Property Assets; (vi) copies of currently valid material permits and licenses relating to the operation of each of the Real Property Assets as senior independent and/or assisted living facilities; and
(vii) a consolidated tax balance sheet for the Company and the Company Subsidiaries for the years ending December 31, 2002 and December 31, 2003. At the Closing, keys to all locks located on the Acquired Real Property Assets shall be in the possession of the Company, one of the Company Subsidiaries or Manager.

            Section 3.26. Information Supplied. None of the information supplied by Seller or Indemnitor specifically for inclusion in the Offering Memorandum, as set forth in Schedule 3.26, contains, as of the date hereof, any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Indemnitor specifically for inclusion in the Registration Statement will contain, at the time the Registration Statement becomes effective under the Securities Act, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

            Acquiror hereby represents and warrants to Seller and Indemnitor as follows:

            Section 4.01. Incorporation and Authority of Acquiror. Acquiror is a real estate investment trust duly formed, validly existing and in good standing under the Laws of the State of Maryland and has all requisite trust power to enter into, and to consummate the transactions contemplated by, and to carry out its obligations under, each of the Transaction Agreements to which Acquiror is or will be a party. The execution and delivery by Acquiror of each of the Transaction Agreements to which Acquiror is or will be a party, and the consummation of the transactions contemplated by, and the performance by Acquiror of its obligations under, each of such Transaction Agreements have been duly authorized by all requisite action on the part of Acquiror and its shareholders. This Agreement and the Tax Matters Agreement have been, and at the Closing each of the Transaction Agreements to which Acquiror is then a party will be, duly executed and delivered by Acquiror, and (assuming due authorization, execution and delivery by Seller) this Agreement and the Tax Matters Agreement constitute, and as of the Closing each of the other Transaction Agreements to which Acquiror is then a party will constitute, the legal, valid and binding obligations of Acquiror enforceable against Acquiror in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws relating to or affecting creditors' rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            Section 4.02. Qualification of Acquiror. Acquiror has all requisite power and authority to operate its business as now conducted and is duly qualified to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for such failures as would not materially impair or delay the ability of Acquiror to consummate the transactions contemplated by, or perform its material obligations under, the Transaction Agreements to which Acquiror is or will be a party.

            Section 4.03. No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 4.04 have been obtained or taken, except as otherwise provided in this Article IV and except as may result from any facts or circumstances relating to Seller, Indemnitor, the Company or the Company Subsidiaries (as opposed to any other third party), the execution, delivery and performance by Acquiror of, and the consummation by Acquiror of the transactions contemplated by, this Agreement, the Tax Matters Agreement and each of the other Transaction Agreements to which Acquiror will be a party, do not and will not (a) violate or conflict with the organizational documents of Acquiror, (b) conflict with or violate any Law or other Governmental Order applicable to Acquiror or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the assets or properties of Acquiror pursuant to, any note, bond, loan or credit agreement, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which Acquiror or any of its Affiliates is a party or by which any of them or any of their respective assets or properties is bound or affected, except, in the case of clause (c), any such conflicts, violations, breaches, loss of contractual benefits, defaults, rights or Liens as would not materially impair or delay the ability of Acquiror to consummate the transactions contemplated by, or perform its material obligations under, any of the Transaction Agreements to which Acquiror is or will be a party.

            Section 4.04. Consents and Approvals. Except as set forth in
Schedule 4.04, or as may result from any facts or circumstances solely relating to Seller or its Affiliates (as opposed to any other third party), the execution and delivery by Acquiror of this Agreement and the Tax Matters Agreement do not, and the execution and delivery by Acquiror at the Closing of the other Transaction Agreements to which Acquiror will be a party will not, and the performance by Acquiror of, and the consummation by Acquiror of the transactions contemplated by, each of the Transaction Agreements to which Acquiror is or will be a party will not, require any Governmental Approval, except where the failure to obtain such Governmental

Approval, could reasonably be expected to prevent or materially delay Acquiror from consummating the transactions contemplated by or performing any of its material obligations under any of the Transaction Agreements to which Acquiror is or will be a party.

            Section 4.05. Securities Matters. The Shares are being acquired by Acquiror for its own account and without a view to the public distribution or sale of the Shares or any interest in them. Acquiror has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares, and Acquiror is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares.

            Section 4.06. Financial Ability. Acquiror presently intends to finance the Final Purchase Price, in part, by issuing stock in Acquiror pursuant to a private placement transaction (the "Private Placement"). Subject to receipt of offering proceeds of at least $535,000,000 upon the consummation of the Private Placement, Acquiror will have, at the Closing, the financial ability to consummate the transactions contemplated by this Agreement.

            Section 4.07. Investigation. Acquiror acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Real Property Assets, the Company, the Company Subsidiaries and their respective businesses. Acquiror further acknowledges and agrees that the only representations, warranties, covenants and agreements made by Seller and Indemnitor are the representations, warranties, covenants, and agreements expressly set forth in this Agreement and the Tax Matters Agreement and Seller and Indemnitor make and have made no other express or implied representation or warranty with respect to the Real Property Assets (including with respect to title, physical condition, environmental condition, fitness and quality, income and expenses of operation, value and profitability, current or potential uses, current or future zoning or suitability for renovation or construction), the Company, the Company Subsidiaries or their respective businesses or otherwise or with respect to any other information provided by Seller and Indemnitor or any of their Affiliates or Representatives. Acquiror has not relied upon any other representations or other information made or supplied by or on behalf of each of Seller or Indemnitor or by any Affiliate or Representative of each of Seller or Indemnitor. No officer of Acquiror has actual knowledge that the representations and warranties of Seller or Indemnitor set forth in Article III are inaccurate or have been breached except for inaccuracies and breaches relating to matters that, individually or in the aggregate, have not had, or would not be reasonably expected to have, a Material Adverse Effect.

            Section 4.08. Brokers. Neither Acquiror nor any of its Affiliates has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement and the Tax Matters Agreement for which Seller or any of its Affiliates has or could have any liability.

            Section 4.09. Information Supplied. None of the information supplied or to be supplied by or on behalf of Acquiror specifically for inclusion in the Offering Memorandum or the Registration Statement will contain, at any time the Offering Memorandum is distributed to prospective investors or the Registration Statement becomes effective under the Securities Act, as applicable, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except that no representation or warranty is made by Acquiror with respect to the information supplied by Seller or Indemnitor specifically for inclusion in the Offering Memorandum and as set forth in
Schedule 3.26. The Offering Memorandum and the Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, and the rules and regulations thereunder ("Applicable Securities Rules").

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

            Section 5.01. Conduct of Business Prior to the Closing. Except as otherwise contemplated by or necessary to effectuate the transactions contemplated by this Agreement (including the matters expressly contemplated by Sections 5.08 and 5.09), from the date of this Agreement through the Closing, unless Acquiror otherwise consents in advance (and the consent of Acquiror to any request for any such consent shall not be unreasonably withheld or delayed, it being agreed that if Acquiror fails to respond to Seller's written request for consent for a period of ten (10) Business Days after Acquiror's receipt thereof, then such requested consent shall be deemed given), Seller will cause the Company and the Company Subsidiaries to: (a) conduct their businesses in the ordinary course consistent with past practice; (b) use reasonable commercial efforts to preserve intact their business organizations, to keep available the services of consultants and agents of their businesses and to maintain the current significant business relationships and goodwill with customers, suppliers and service providers of the Company and the Company Subsidiaries; (c) maintain replacement cost casualty insurance; and (d) not take any of the following actions:

                  (i) repurchase, redeem, repay or otherwise acquire any outstanding Equity Shares or other securities of the Company or any of the Company Subsidiaries;

                  (ii) transfer, issue, sell or dispose of any Equity Shares or other securities of the Company or any of the Company Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire Equity Shares or other securities of the Company or any of the Company Subsidiaries;

                  (iii) effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company or any of the Company Subsidiaries;

                  (iv) amend the certificate of incorporation or by-laws (or other comparable organizational documents) of the Company or any of the Company Subsidiaries;

                  (v) make any material change in the policies, practices or principles of the Company or any of the Company Subsidiaries in effect on the date hereof with respect to accounting, preparation and filing of Tax Returns (other than any change required by applicable Laws or GAAP);

                  (vi) sell, lease, exchange, or otherwise dispose of any property or assets (other than transactions occurring in the ordinary course of business consistent with past practices), for which the aggregate consideration paid or payable in any individual transaction is in excess of $500,000 or in the aggregate in excess of $1,000,000;

                  (vii) incur any financial indebtedness for borrowed money from third party lending sources (other than current trade accounts payable incurred in respect of property or services purchased in the ordinary course of business consistent with past practices) or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances (other than, in each case, in the ordinary course of business consistent with past practices or which will otherwise be repaid prior to the Closing or which constitutes an Excluded Liability);

                  (viii) except in the ordinary course of business and consistent with past practice, enter into or amend (in any material respect) or, other than pursuant to its current terms, terminate, renew or extend any Material Contract relating to an Acquired Personal Property Asset or an Acquired Real Property Asset;

                  (ix) enter into any new line of business or introduce any new product or service that is unrelated to the operation of senior living facilities;

                  (x) enter into, amend or, other than pursuant to its current terms, terminate, renew or extend any contract, agreement, lease, license, commitment, instrument, arrangement, relationship or understanding with any Affiliate of the Company or any of the Company Subsidiaries including any stockholder, member, director or officer of the Company or any of the Company Subsidiaries (or any of their respective family members or Affiliates);

                  (xi) settle or compromise any Action or threatened Action, except in each case for claims under policies and certificates of insurance within applicable policy limits and claims not in excess of $1,000,000 so long as any such claims will not adversely affect any of the Acquired Real Property Assets and Acquired Personal Property Assets;

                  (xii) pay, discharge or satisfy any liabilities or obligations, other than payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities or obligations that (A) are reflected on the Financial Statements, (B) are identified in amounts that are reasonably determinable prior to Closing, and for which Indemnitor is responsible under the Transaction Agreements, or (C) were incurred since the date of the Financial Statements in the ordinary course of business consistent with past practice;

                  (xiii) enter into any agreement relating to the ownership and operation of the Acquired Real Property Assets, unless such agreement shall be fully cancelable or terminable without penalty prior to the Closing Date;

                  (xiv) allow any Acquired Real Property Asset or any material Acquired Personal Property Asset to become subject to any Lien other than a Permitted Lien;

                  (xv) directly or indirectly offer to sell, or solicit any offers to purchase or negotiate for the sale or disposal of any Acquired Real Property Asset or any material Acquired Personal Property Asset with any Person other than Acquiror;

                  (xvi) create any severance obligation for Acquiror, the Company or any Company Subsidiary with respect to any employee, except for obligations that are Excluded Liabilities;

                  (xvii) enter into any lease or other binding agreement, or amend, modify, extend or terminate any existing lease or other binding agreement, with respect to the Acquired Real Property Assets, other than leases and other agreements with residential tenants of the Acquired Real Property Assets that are entered, amended, modified, extended or terminated in the ordinary course of business consistent with past practice;

                  (xviii) enter into any agreement, or amend, modify, extend or terminate any existing agreement, relating to the construction, demolition, or alteration of any of the Acquired Real Property Assets, other than capital repairs (a) required by Law or any Governmental Authority or (b) identified in the third party reports referenced in
      Section 2.09 not in excess of $250,000 with respect to each Real Property Asset; or

                  (xix) announce or enter into any legally binding commitment with respect to any of the foregoing.

            Section 5.02. Access to Information. (a) From the date of this Agreement until the Closing Date, upon reasonable prior written notice, and except as determined in good faith to be appropriate to ensure compliance with any applicable Laws and subject to any applicable privileges (including the attorney-client privilege), contractual confidentiality obligations and privacy rights of residents, Seller shall, and shall cause the Company and each of the Company Subsidiaries and each such Person's respective Representatives to: (i) afford the Representatives of Acquiror reasonable access to the offices, properties, books and records of the Company and the Company Subsidiaries; (ii) furnish to the Representatives of Acquiror such additional financial and operating data and other information regarding the Company's and the Company Subsidiaries' businesses conducted by them as Acquiror may from time to time reasonably request; and (iii) afford the Representatives of Acquiror and its Affiliates reasonable access to the employees of Seller and their Affiliates in respect of the Company and the Company Subsidiaries (and the businesses conducted by the Company and the Company Subsidiaries) and use their reasonable commercial efforts (without any requirement of Seller, the Company and the Company Subsidiaries or any of their respective Representatives to incur any expense to a third party) to make available to the Representatives of Acquiror and its Affiliates the employees of third party outsourcing companies who provide services to, and are located on the premises of, the Company and the Company Subsidiaries, in each case, whose assistance and expertise is necessary to assist Acquiror in connection with Acquiror's preparation to integrate the Company and the Company Subsidiaries and their businesses and personnel into Acquiror's organization following the Closing; provided, however, that such investigation shall be on a basis and follow procedures that the parties shall mutually agree, and shall not unreasonably interfere with any of the businesses or operations of Seller, the Company, the Company Subsidiaries or any of their respective Affiliates; and provided, further, that the auditors and accountants of Seller, the Company, the Company Subsidiaries or any of their respective Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. If so reasonably requested by Seller, Indemnitor, the Company or any of the Company Subsidiaries, Acquiror shall enter into a customary joint defense agreement with any one or more of Seller, the Company and the Company Subsidiaries with respect to any information to be provided to Acquiror pursuant to this Section 5.02(a).

            (b) In addition to the provisions of Section 5.03, from and after the Closing Date, in connection with any reasonable business purpose, including the preparation of Tax Returns and the determination of any matter relating to the rights or obligations of Seller, Indemnitor or any of their respective Affiliates under this Agreement, upon reasonable prior written notice, and except as determined in good faith to be appropriate to ensure compliance with any applicable Laws (including any rights of any current or former employee of the Company or any Company Subsidiary with respect to privacy or confidentiality of such employee's personnel, medical and other records and information) and subject to any applicable privileges (including the attorney-client privilege), contractual confidentiality obligations and privacy rights of residents, Acquiror shall, and shall cause the Company and the Company Subsidiaries and their respective Affiliates and Representatives to: (i) afford the Representatives of Seller, Indemnitor and their Affiliates reasonable access, during normal business hours, to the offices, properties, books and records of the Company and the Company Subsidiaries and the businesses conducted by them;
(ii) furnish to Seller, Indemnitor and their respective Affiliates and Representatives such additional financial and other information regarding the Company and the Company Subsidiaries and the businesses conducted by them as Seller, Indemnitor or their respective Representatives may from time to time reasonably request; and (iii) make available to the Representatives of Seller, Indemnitor and their Affiliates the employees of Acquiror and its Affiliates in respect of the Company and the Company Subsidiaries and the businesses conducted by them whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist Seller, Indemnitor or any of the respective Affiliates in connection with Seller's or Indemnitor's inquiries for any of the purposes referred to above, including, at Seller's sole cost and expense, reimbursement to Acquiror or such Affiliates; provided, that the requesting party will reimburse Acquiror for the reasonable value of the time and any out - of - pocket expenses of such Persons who appear as witnesses in hearings or trials at the request of Seller or Indemnitor, as applicable; provided, however, that such investigation shall be on a basis and follow procedures that the parties shall mutually agree, and that such investigation shall not unreasonably interfere with the business or operations of Acquiror or any of its Affiliates; provided, further, that the auditors and accountants of Acquiror or its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. If so reasonably requested by Acquiror, Seller, Indemnitor or the applicable Affiliate thereof shall enter into a customary joint defense agreement with Acquiror and its Affiliates (including the Company and the Company Subsidiaries) with respect to any information to be provided to Seller pursuant to this Section 5.02(b).

            Section 5.03. Books and Records. Subject to Section 5.04(a), Seller and its Affiliates shall have the right to retain copies of all books and records of the Company and each of the Company Subsidiaries and their respective businesses relating to periods ending on or prior to the Closing Date subject to compliance with all applicable privacy Laws relating to information (including employment and medical records) regarding current or former employees of the Company or any Company Subsidiary. Acquiror agrees that, with respect to all original books and records of the Company and each of the Company Subsidiaries existing as of the Closing Date, it will (and will cause each of the Company Subsidiaries to) (a) comply in all material respects with all applicable Laws relating to the preservation and retention of records and (b) apply preservation and retention policies to such books and records that are no less stringent than those generally applied by Acquiror in respect of its other books and records. Following the Closing, Seller shall promptly deliver to Acquiror all original books and records of the Company and the Company Subsidiaries in the possession of Seller or any of its Affiliates (other than the Company and the Company Subsidiaries).

            Section 5.04. Confidentiality; Exclusivity.

            (a) From and for a period of twelve (12) months following the Closing, Seller, Indemnitor and their Affiliates, on the one hand, and Acquiror and its Affiliates (including the Company and the Company Subsidiaries), on the other hand, shall, and shall cause their respective Representatives to maintain in confidence and not use to the detriment of the other party (including for the purposes of competing with the other party or its Affiliates), any written, oral or other information relating to and obtained from the other party or its Affiliates, except that the foregoing requirements of this Section 5.04(a) shall not apply to a party to the extent that (i) any such information is or becomes generally available to the public other than (A) in the case of Acquiror, as a result of disclosure by Seller, its Affiliates or any of its respective Representatives and (B) in the case of Seller, as a result of disclosure by Acquiror, the Company or any Company Subsidiary (after the Closing Date) or any of their respective Affiliates, or any of their respective Representatives, (ii) any such information is required by applicable Law, Governmental Order or a Governmental Authority to be disclosed after prior notice that has been given to Acquiror or Seller, as applicable, (iii) any such information is to be disclosed in connection with any Action, or (iv) any such information was or becomes available to such party on a non-confidential basis and from a source (other than a party to this Agreement or any Affiliate or Representative of such party) that is not bound by a confidentiality agreement. Each of the parties hereto shall instruct its Affiliates and Representatives having access to such information of such obligation of confidentiality.

            (b) The parties hereto agree to deal with one another on an exclusive basis during the term of this Agreement with respect to the transactions contemplated herein, and Seller shall not solicit or entertain offers for, or enter into any discussions relating to, any similar transactions with respect to the sale of the Company, the Company Subsidiaries or any of the Acquired Real Property Assets.

            (c) Notwithstanding anything to the contrary in this Agreement, Seller and Indemnitor may provide information at any time, whether written or oral (including, without limitation, copies of documents), relating to this Agreement and the transactions contemplated hereby in connection with the matters, and to the Persons, set forth in Schedule 5.04(c).

            Section 5.05. Regulatory and Other Authorizations; Reasonable Efforts. (a) Subject to the terms and conditions of this Section 5.05, the parties hereto agree to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or to cause to be done, all things necessary, proper, advisable or appropriate to consummate and make effective the transactions contemplated by the Transaction Agreements as soon as practicable, including to cooperate in good faith to facilitate the Closing and to refrain from taking any action that could reasonably be expected to cause a condition to the Closing to not be satisfied or otherwise materially impair, delay or impede the Closing. In furtherance of the foregoing, the parties hereto shall promptly make all filings and notifications with, and shall use their reasonable best efforts to promptly obtain all authorizations, consents, orders and approvals of, all Governmental Authorities that may be or become necessary for their respective execution and delivery of, and the performance of their respective obligations pursuant to, and the consummation of the transactions contemplated by, this Agreement and comply at the earliest practicable date with a request for information, documents or other materials by any such Governmental Authorities to obtain such authorizations, consents, orders and approvals; provided, however, that in no event shall Acquiror or any of its Affiliates be required to agree to (i) the divestiture of any business or entity or (ii) any requirement imposed by a Governmental Authority that would reasonably be expected to have a (A) Material Adverse Effect taken as a whole, or (B) material and adverse effect on the aggregate economic value and business benefits that would reasonably be expected to be obtained by Acquiror and its Affiliates from the transactions contemplated by this Agreement. The parties will cooperate with the reasonable requests of each other in promptly seeking to obtain all such authorizations, consents, orders and approvals (including by making available, upon reasonable notice, appropriate Representatives of the Company and the Company Subsidiaries for participation in meetings with Governmental Authorities).

            (b) Prior to the Closing, each of Seller and Acquiror shall promptly notify one another of any communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed material written communication by such party to any Governmental Authority and shall provide each other with copies of all correspondence, filings or communications between such party or any of its Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand; provided, however, that Acquiror or Seller, as applicable, may redact from such correspondence, filings and communications any confidential competitive information of Acquiror, Seller or their respective Affiliates, as the case may be. Prior to the Closing, neither Seller nor Acquiror shall agree to participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other party in advance.

            (c) The parties hereto shall use their reasonable best efforts to obtain any other consents and approvals (including from any ground lessors and from the holders of the Existing Mortgages) and to make any other notifications that may be required in connection with the transactions contemplated by this Agreement; provided, however, that, except for Transaction Costs, none of Seller, Indemnitor, the Company Subsidiaries or Acquiror shall be required to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent or approval. Notwithstanding the foregoing, Seller and Indemnitor shall obtain each of the Seller Required Third Party Consents and the Indemnitor Required Third Party Consents prior to the

Outside Date or, if the Outside Date shall have been extended in accordance with
Section 7.01(b), the Extended Outside Date.

            Section 5.06. Intercompany Obligations. Seller shall, and shall cause its Affiliates to, take such action and make such payments as may be necessary so that, prior to or concurrently with the Closing, the Company and the Company Subsidiaries, on the one hand, and Seller and its Affiliates (other than the Company and the Company Subsidiaries), on the other, shall settle, discharge, offset, pay or repay in full all intercompany loans, notes and advances (regardless of their maturity) and all intercompany receivables and payables (including amounts relating to intercompany Tax sharing agreements, whether written or oral), for the amount due, including any accrued and unpaid interest, but excluding any penalty, termination or similar amounts; provided, however, that if each such item is not paid in full in cash, the method of discharge must be reasonably satisfactory to Acquiror.

            Section 5.07. Intercompany Arrangements. Except as otherwise agreed in writing by Seller and Acquiror or as expressly provided in the Transaction Agreements, Seller shall, and shall cause its Affiliates to, take such actions as may be necessary to terminate prior to or concurrently with the Closing Date, without any penalty to or premium payable by the Company or the Company Subsidiaries, all contracts, agreements, leases, licenses, commitments and other instruments, arrangements, relationships and understandings between the Company and the Company Subsidiaries, on the one hand, and Seller and its Affiliates (other than the Company and the Company Subsidiaries), on the other.

            Section 5.08. Excluded Assets; Excluded Liabilities. Prior to the Closing, (i) Seller will cause the Company and the Company Subsidiaries, as applicable, to transfer, convey assign or otherwise distribute to Indemnitor or one of Indemnitor's wholly owned subsidiaries all of the Company's or any Company Subsidiary's right, title and interest in and to all the Excluded Assets, and (ii) Indemnitor shall, or shall cause, one of its wholly owned subsidiaries to assume all the Excluded Liabilities. The distribution of the Excluded Assets and the assumption of the Excluded Liabilities shall be effected pursuant to written instruments of transfer and assumption, as applicable, reasonably satisfactory to Acquiror, and may include a transfer or assumption of some or all of such Excluded Assets or Excluded Liabilities, as applicable, to a direct or indirect Subsidiary of the Company followed by a distribution of the Capital Stock of such Subsidiary.

            Section 5.09. Change of Name. Prior to the Closing Date, Seller shall cause the Company to be renamed "Old Brookdale Inc." and Indemnitor to be renamed "Brookdale Living Communities, Inc.".

            Section 5.10. Existing Mortgage Lender Consents. (a) The purchase and sale of the Shares and the assumption of the debt outstanding under the Existing Mortgages may require certain consents and agreements of the Existing Mortgage Lenders set forth in Schedule 5.10. Seller and Acquiror shall use their reasonable best efforts in accordance with Section 5.05(c) to secure all such consents and agreements. Seller, on the one hand, and Acquiror, on the other hand, will promptly notify the other if it reasonably believes that, notwithstanding the parties' reasonable best efforts pursuant to Section 5.05(c), it will be unable to obtain one or more of the consents of the Existing Mortgage Lenders prior to the Extended Outside Date. Following the delivery of any such notification, the parties hereto shall negotiate in good faith the terms on which such parties would be willing to cause each Real Property Asset subject to an Existing Mortgage with any such non-consenting Existing Mortgage Lender to be treated as an Excluded Real Property Asset; provided, however, that, if the parties are unable to agree on reasonable terms, then either Seller or Acquiror may elect to terminate this Agreement in its entirety, in which event (i) this Agreement shall be of no further force or effect as provided in Article VII and
(ii) Acquiror shall promptly pay to Seller the Due Diligence Deposit, less any Transaction Costs incurred by Acquiror.

            (b) Notwithstanding anything to the contrary contained in the forms of Property Leases or Agreement Regarding Leases, the parties hereto agree that they will use their reasonable best efforts in accordance with Section 5.05(c) to obtain consents and agreements, as applicable, from each of the Existing Mortgage Lenders to the effect that (i) each Property Lease shall be cross-defaulted with the other Property Leases under the Agreement Regarding Leases, but to the extent such Existing Mortgage Lenders do not agree to the same, the same shall not be a condition to Closing, and only the leases appurtenant to the properties where such consent is obtained shall be cross-defaulted, and (ii) such Existing Mortgage Lender agree to recognize the tenants under each Property Lease and shall not disturb the leasehold interest of the applicable tenant if an Event of Default (as such term is defined in a Property Lease) has not occurred and is not continuing under such Property Lease, but to the extent such lenders do not agree to the same. the same shall not be a condition to Closing.

            Section 5.11. Private Placement. As promptly as practicable following the date hereof, Acquiror shall complete its preparation of an appropriate offering memorandum (together with any amendment thereof or supplement thereto, the "Offering Memorandum") in connection with the Private Placement. Seller and its counsel shall be given a reasonable opportunity to review and comment on the Offering Memorandum but only to the extent statements included therein are based on information supplied by Seller or Indemnitor specifically for inclusion or incorporation by reference therein. If requested by Seller, Acquiror shall include in the Offering Memorandum a notice to the effect that Seller does not accept and shall not have any responsibility or liability for the content of the Offering Memorandum (except as to information supplied by Seller or Indemnitor specifically for inclusion or incorporation by reference therein). Acquiror shall use its reasonable best efforts to consummate the Private Placement prior to August 15, 2004.

            Section 5.12. Registration Statement; Additional Financial Statements. (a) Acquiror expects to file with the Securities and Exchange Commission (the "SEC") a registration statement covering shares of common stock of Acquiror pursuant to various agreements with the initial purchasers of such shares sold in the Private Placement (together with any amendment thereof or supplement thereto, the "Registration Statement"). Acquiror shall provide Indemnitor and its counsel with a reasonable opportunity to review and comment on the Registration Statement, each response to any correspondence from the SEC or the staff of the SEC (or any other Governmental Authority) relating thereto, and all other documentation prepared in connection with the listing of the shares covered thereby on any securities exchange, but only to the extent statements included therein are based on information supplied by Indemnitor specifically for inclusion or incorporation by reference therein. If requested by Indemnitor, Acquiror shall include in the Registration Statement, a notice to the effect that Indemnitor does not accept and shall not have any responsibility or liability for the content of the Registration

Statement (except as to information supplied by it specifically for inclusion or incorporation by reference therein).

            (b) If Acquiror (i) shall be obligated to provide financial statements of the Company or any of the Company Subsidiaries, including as part of the presentation of any required pro forma financial statements, for any period in any filing to be made pursuant to Applicable Securities Rules (including the Registration Statement) or (ii) shall be advised by the underwriters or initial purchasers in connection with any offering of its securities, including the Private Placement, that such financial statements are advisable in order to assure a successful marketing of such offering, then Indemnitor shall use its reasonable commercial efforts to engage Indemnitor's accountants, Ernst & Young LLP, so long as they are independent for purposes of the Securities Act, or another nationally recognized accounting firm reasonably acceptable to Acquiror, to conduct an audit of, or if no audit is required, to perform the procedures specified by the American Institute of Certified Public Accountants for a review of interim financial information as described in Statement of Auditing Standards No. 71, Interim Financial Information, with respect to, such required or advisable financial statements and, to the extent required by the SEC or deemed advisable by the underwriters or initial purchasers, the comparable period in the prior year and shall use reasonable commercial efforts to facilitate any such audit or review. Indemnitor will also reasonably cooperate with Acquiror, in connection with any such audit or review and shall use reasonable commercial efforts to cause any accounting firm referred to above to provide such reasonable cooperation as well. All costs incurred by Indemnitor pursuant to this Section 5.12(b) (including any audit or review by Ernst & Young LLP and consultants) shall be paid by Acquiror.

            Section 5.13. Certain Insurance Claims. From and after the Closing Date, the Company and the Company Subsidiaries shall cease to be insured by Seller's or its Affiliates' (other than the Company or any Company Subsidiary, as the case may be) insurance policies or by any of their self-insured programs to the extent such insurance policies or programs cover the Company or the Company Subsidiaries; provided, however, that Seller shall use its reasonable commercial efforts, subject to the terms of the occurrence-based third party liability insurance policies and any workers' compensation insurance policies and/or comparable workers' compensation self-insurance programs sponsored by Seller and/or its Affiliates and that apply to the locations at which the businesses of the Company and the Company Subsidiaries operate (the "Occurrence Policies"), (i) to retain and extend the right to make or submit claims and receive recoveries for the benefit of the Company and the Company Subsidiaries under the Occurrence Policies with respect to any Losses arising out of actions, omissions, events or facts relating to the assets (including the Acquired Personal Property Assets), properties (including the Acquired Real Property Assets) or business of the Company and the Company Subsidiaries occurring on or prior to the Closing Date (each, an "Insured Claim"), (ii) to submit, and to cause its Affiliates to cooperate with the Company and the Company Subsidiaries in submitting, as soon as practicable good faith Insured Claims on behalf of the Company and the Company Subsidiaries under the Occurrence Policies (without any obligation on the part of Acquiror, the Company or any of the Company Subsidiaries to reimburse Seller for any increased costs incurred by Seller as a result of such claims or to make claims under insurance policies sponsored by Acquiror and/or its Affiliates) and (iii) to pay promptly over to the Company any and all amounts received by Seller or its Affiliates under the Occurrence Policies with respect to Insured Claims.

            Section 5.14. Notice of Certain Events. Each party hereto shall promptly notify the other parties hereto of any of the following events: (a) the occurrence or non-occurrence of any event which would be likely to cause (i) any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect (including if such party receives a notice of violation relating to any Hazardous Material, becomes aware that it is not in compliance with all Environmental Laws in all material respects, receives written notice from any tenant that such party is in default under any lease or becomes aware of any material default by a tenant under any lease) or (ii) any covenant, condition or agreement of such party contained in this Agreement not to be complied with or satisfied (including if such party reasonably believes that it will be unable to obtain one or more of the consents of the Existing Mortgage Lenders prior to the Outside Date); and (b) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, that the delivery of any notice pursuant to this Section 5.14 shall not limit or otherwise affect the remedies available to the party receiving such notice. In addition, Seller and Indemnitor will promptly inform Acquiror of the happening of any event which would render any information supplied by Seller or Indemnitor specifically for inclusion in the Offering Memorandum or in any Registration Statement incorrect in any material respect or would require the amendment of the Offering Memorandum or any such Registration Statement.

            Section 5.15. Further Action. From and after the Closing Date, the parties hereto shall execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement, including the transfer of the Excluded Assets and assumption of the Excluded Liabilities.

                                   ARTICLE VI

                    CONDITIONS TO CLOSING AND RELATED MATTERS

            Section 6.01. Conditions to Obligations of Seller and Indemnitor. The obligations of Seller and Indemnitor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Seller and Indemnitor, at or prior to the Closing, of each of the following conditions:

            (a) Representations and Warranties; Covenants. (i) The representations and warranties of Acquiror contained in this Agreement are true and correct (without giving effect to any limitations as to materiality) as of the Closing as if made on the Closing Date (other than representations and warranties made as of another date, which representations and warranties were true and correct as of such date), except to the extent that any breaches of such representations and warranties, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Material Adverse Effect;
(ii) the covenants contained in this Agreement to be complied with by Acquiror on or before the Closing have been complied with in all material respects; and
(iii) Seller and Indemnitor have received a certificate dated the Closing Date of Acquiror to such effect signed by a duly authorized senior executive officer of Acquiror.

            (b) Approvals of Governmental Authorities. Each of the Seller Required Governmental Approvals, the Indemnitor Required Governmental Approvals and the Governmental Approvals set forth in Schedule 4.04 has been received or deemed received and is in full force and effect.

            (c) No Governmental Order or Proceeding. As of the Closing, there is no Governmental Order in existence that prohibits or restrains the consummation of the transactions contemplated by this Agreement and no suit, action or proceeding or investigation by any Governmental Authority has been commenced (and be pending) seeking to prohibit or restrain the consummation of the transactions contemplated by this Agreement.

            (d) Approvals of Existing Mortgage Lenders. Subject to Section 5.10, each of the written consents and approvals of the Existing Mortgage Lenders in
Schedule 5.10 has been received or deemed received and is in full force and effect.

            (e) Other Documents. The Acquiror has executed and delivered to the Seller and/or the applicable Indemnitor Parties each of the Transaction Agreements to which it is a party.

            (f) Consummation of Private Placement. The Private Placement has been consummated and has resulted in net proceeds to Acquiror of at least $535,000,000.

            (g) Required Consents. Each of the Seller Required Third Party Consents and the Indemnitor Required Third Party Consents has been received or deemed received and is in full force and effect.

            Section 6.02. Conditions to Obligations of Acquiror. The obligation of Acquiror to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Acquiror, at or prior to the Closing, of each of the following conditions:

            (a) Representations and Warranties; Covenants. (i) The representations and warranties of Seller and Indemnitor contained in this Agreement are true and correct (without giving effect to any limitations as to materiality) as of the Closing as if made on the Closing Date (other than representations and warranties made as of another date, which representations and warranties were true and correct as of such date), except to the extent that any breaches of such representations and warranties, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Material Adverse Effect; (ii) the covenants contained in this Agreement to be complied with by Seller and Indemnitor on or before the Closing have been complied with in all material respects; and (iii) Acquiror has received a certificate dated the Closing Date of Seller and Indemnitor to such effect signed by a duly authorized senior executive officer of each of Seller and Indemnitor.

            (b) Approvals of Governmental Authorities. Each of the Seller Required Governmental Approvals, the Indemnitor Required Governmental Approvals and the Governmental Approvals set forth in Schedule 4.04 has been received or deemed received, and is in full force and effect, and, subject to Section 5.05(a), do not contain any restrictions or limitations not reasonably acceptable to Acquiror.

            (c) Approvals of Existing Mortgage Lenders. Subject to Section 5.10, each of the written consents and approvals of the Existing Mortgage Lenders in
Schedule 5.10 has been received or deemed received, is in full force and effect, and is in form and substance reasonably satisfactory to Acquiror.

            (d) Approvals of Ground Lessors. Each of the written consents and approvals of the ground lessors under each Ground Leased Asset, if any, has been received or deemed received, is in full force and effect, and, subject to
Section 5.05(c), is in form and substance reasonably satisfactory to Acquiror.

            (e) No Governmental Order or Proceeding. As of the Closing, there is no Governmental Order in existence that prohibits or restrains the consummation of the transactions contemplated by this Agreement and no suit, action or proceeding or investigation by any Governmental Authority has been commenced (and be pending) seeking to prohibit or restrain the consummation of the transactions contemplated by this Agreement.

            (f) No Material Adverse Effect. There has not occurred any event or events that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

            (g) No Excluded Assets or Excluded Liabilities. Each of the Company and the Company Subsidiaries has sold, transferred and assigned all of the Excluded Assets and Seller or Indemnitor has assumed the Excluded Liabilities, and the only assets and liabilities of the Company and the Company Subsidiaries immediately prior to the Closing are, subject to any Permitted Liens, (i) the Acquired Real Property Assets, (ii) the Acquired Personal Property Assets, (iii) the Assumed Mortgage Debt, (iv) the Specified Liabilities and (v) any Excluded Liabilities which Indemnitor shall have assumed as provided in Section 5.08. Seller shall have delivered to Acquiror duly executed copies of the instruments of assignment and assumption contemplated by Section 5.08.

            (h) Consummation of Private Placement. The Private Placement has been consummated and resulted in net proceeds to Acquiror of at least $535,000,000.

            (i) Required Consents. Each of the Seller Required Third Party Consents and the Indemnitor Required Third Party Consents has been received or deemed received and is in full force and effect, and is in form and substance reasonably satisfactory to Acquiror.

            (j) Other Documents. Each of the Seller and the Indemnitor Parties has executed and delivered to the Acquiror each of the Transaction Agreements to which Seller or such Indemnitor Party is a party, including as follows:

                  (i) Property Leases. Each of the Property Owners and the Net Tenants has executed and delivered a Property Lease, with respect to each of the Acquired Real Property Assets.

                  (ii) Agreement Regarding Leases. Each of the Tenant Holding Company and the Property Owners Holding Company has executed and delivered the Agreement Regarding Leases.

                  (iii) Guaranty Agreements. The Tenant Holding Company has executed and delivered a Lease Guaranty, with respect to each of the Property Leases, and the Indemnitor has executed and delivered the Guaranty of Agreement Regarding Leases.

                  (iv) Management Agreement. Each of the Manager and the Net Tenants has executed and delivered a Management Agreement containing termination provisions reasonably satisfactory to Acquiror with respect to each of the Acquired Real Property Assets.

                  (v) Other Deliveries. Each of the documents and other deliveries contemplated by Section 2.06(e).

            (k) Organizational Documents of Indemnitor, Tenant Holding Company and Each Net Tenant. Each of Indemnitor, Tenant Holding Company and the Net Tenants has been formed, and Acquiror has reasonably approved the organizational documents of each of such entities.

                                  ARTICLE VII

                         TERMINATION, WAIVER AND DEFAULT

            Section 7.01. Termination. This Agreement may be terminated prior to the Closing:

            (a) by the mutual written consent of Seller and Acquiror;

            (b) by either Seller or Acquiror if the Closing shall not have occurred on or before September 30, 2004 (the "Outside Date"); provided, however, that if, on or prior to the Outside Date, the conditions specified in Sections 6.01(b), 6.01(c), 6.01(d), 6.02(b), 6.02(c), 6.02(d) and 6.02(e) have not been satisfied or if, for reasons outside the reasonable control of Seller, Indemnitor and Acquiror, any of the other conditions specified in Article VI has not been satisfied, then either Seller or Acquiror may by written notice given to the other party, extend the Outside Date to November 30, 2004 (the "Extended Outside Date"); provided, further, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to take any action required to fulfill any of such party's obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

            (c) by either Seller or Acquiror in the event of the issuance of a final, non-appealable Governmental Order restraining or prohibiting the consummation of the transactions contemplated by this Agreement;

            (d) by Acquiror in accordance with Section 2.08(b), 5.10, 7.06, or 8.01(b)(i); or

            (e) by Seller in accordance with Section 5.10 or 7.05, or if the Private Placement shall not have been consummated on or before August 15, 2004.

            Section 7.02. Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 7.01 shall give written notice of such termination to the other party or parties, as the case may be, to this Agreement.

            Section 7.03. Effect of Termination. If this Agreement is terminated as provided in Section 7.01, except as set forth in Section 5.04 and this
Article VII, this Agreement shall forthwith become void and there shall be no liability on the part of any party to this Agreement; provided, however, that nothing in this Agreement shall relieve any party hereto from liability for any willful breach of the representations and warranties contained in this Agreement or any failure to perform their respective obligations under this Agreement.

            Section 7.04. Extension; Waiver. At any time prior to the Closing, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party (it being understood that time is "of the essence" with respect to the Outside Date and the Extended Outside
Date), (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any certificate, instrument, schedule or other document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

            Section 7.05. Acquiror's Default. If Acquiror shall fail to purchase the Shares on the Closing Date and each of Seller and Indemnitor has each performed and Seller is ready, willing and able to convey the Shares hereunder, in each case in accordance with the terms hereof, then Seller and Indemnitor shall have the right to treat this Agreement as having been breached by Acquiror, in which event Seller's and Indemnitor's sole and exclusive remedies on account of such breach shall be (i) the right to terminate this Agreement by written notice to Acquiror or Acquiror's attorney and, if the Private Placement shall have been consummated, to be reimbursed for all reasonable and documented out-of-pocket costs and expenses incurred by Seller and its Affiliates (including the Company and the Company Subsidiaries) or (ii) the right to sue Acquiror for damages and/or specific performance of this Agreement. Upon such termination, Acquiror shall forfeit all rights and claims with respect to the Shares pursuant to this Agreement. In the event of such termination, Acquiror shall (i) immediately return to Seller or destroy all due diligence materials, reports and studies delivered to Acquiror by Seller (without Acquiror retaining copies thereof) and copies of any reports or studies conducted by or at the direction of Acquiror and in its possession and (ii) promptly pay to Seller the Due Diligence Deposit, less any Transaction Costs incurred by Acquiror in connection with the Due Diligence Review.

            Section 7.06. Seller's Default. If Seller shall fail to convey the Shares on the Closing Date and Acquiror is ready, willing and able to purchase the Shares hereunder, in each case in accordance with the terms hereof, then Acquiror shall have the right to treat this Agreement as having been breached by Seller and Indemnitor, in which event, Acquiror's sole and exclusive remedies on account of such breach shall be (i) the right to terminate this Agreement by written notice to Seller, Indemnitor or Seller's attorney and to be reimbursed for all reasonable and documented out-of-pocket costs and expenses incurred by Acquiror and its

Affiliates or (ii) the right to sue Seller and Indemnitor for damages and/or specific performance of this Agreement.

                                  ARTICLE VIII

                                 INDEMNIFICATION

            Section 8.01. Indemnification by Indemnitor. (a) Subject to the Tax Matters Agreement, and Sections 8.01(b), 8.03, 8.04, 8.06, 8.07 and 10.01,
Indemnitor shall indemnify, defend and hold harmless Acquiror and its Affiliates (including, without limitation, the Company and the Company Subsidiaries) and Representatives (collectively, the "Acquiror Indemnified Parties") against, and reimburse each Acquiror Indemnified Party for, all Losses that such Acquiror Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

                  (i) any inaccuracy or breach of any representation or warranty made by Seller or Indemnitor in this Agreement or in the certificate referred to in Section 6.02(a)(iii) (other than any inaccuracy of any representation or warranty made by Indemnitor in Section 3.19, which is covered by the Tax Matters Agreement);

                  (ii) any failure by Seller or Indemnitor to perform or comply with any of its covenants or agreements contained in this Agreement;

                  (iii) any Environmental Claim relating to the Acquired Real Property Assets or the Acquired Personal Property Assets arising out of actions, omissions, events or facts occurring on or prior to the Closing Date or to the treatment, storage, recycling or Release at any property to which Hazardous Material was transported from any Acquired Real Property Asset on or prior to the Closing Date;

                  (iv) any Third Party Claim arising out of actions, omissions, events or facts occurring on or prior to the Closing Date relating to the assets (including the Acquired Personal Property Assets), properties (including the Acquired Real Property Assets) or business of the Company and the Company Subsidiaries, including the Actions and matters described in Schedules 3.08 and 3.24(e);

                  (v) any Excluded Assets and any Excluded Liabilities; and

                  (vi) any fees and expenses payable to attorneys, consultants or accountants retained or hired by or on behalf of Seller, Indemnitor, the Company, the Company Subsidiaries and their respective Affiliates and Representatives in connection with the transactions contemplated by the Transaction Agreements.

            (b) Notwithstanding any other provision to the contrary, Indemnitor shall not be required to indemnify, defend or hold harmless any Acquiror Indemnified Party against, or reimburse any Acquiror Indemnified Party for:

                  (i) any Losses pursuant to Section 8.01(a)(i) (other than Losses arising solely as a result of or in connection with the inaccuracy or breach of any representation or warranty made by Seller or Indemnitor in Sections 3.01, 3.02, 3.03 or 3.21, as to which this Section 8.01(b) shall not apply) with respect to any claim for inaccuracy or breach of representation if (1) any officer of Acquiror obtained actual knowledge on or before the date hereof that such representation was not true and correct, or (2) any officer of Acquiror obtained actual knowledge (whether during the Due Diligence Review, by notice from Seller or otherwise) that such representation was not true and correct after the date hereof but before the Closing Date, unless on or before the Closing Date (x) Acquiror shall have notified Seller or Indemnitor in writing, providing reasonable detail, of such inaccuracy or breach and (y) Seller and Indemnitor shall have agreed prior to the Closing that Acquiror shall not be obligated to close the transactions contemplated by this Agreement (it being understood that if Acquiror thereafter elects not to so close, this Agreement shall automatically terminate and no party hereto shall have the right to sue any other party hereto or any Releasee for damages or specific performance of this Agreement); provided, that Indemnitor shall have the burden of proof with respect to clauses (1) and (2) above;

                  (ii) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances), (A) unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Losses in excess of $100,000 and (B) until the aggregate amount of all Losses of the Acquiror Indemnified Parties exceeds $2,000,000, after which Indemnitor shall be liable for all Losses of the Acquiror Indemnified Parties, including such $2,000,000; provided, however, that this clause (ii) shall not apply to any Third Party Claim relating to or arising out of the operation of the senior living business conducted by Seller, Indemnitor and their respective Affiliates and including, prior to the Closing Date, by the Company and the Company Subsidiaries (the "Seller Operations");

            (c) The cumulative aggregate indemnification obligation of the Indemnitor under Sections 8.01(a)(i), 8.01(a)(iii) and 8.01(a)(iv) shall in no event exceed $75,000,000 in the aggregate; provided, however, that the foregoing limitation shall not apply to any Third Party Claim relating to or arising out of the Seller Operations.

            (d) For purposes of this Article VIII and for purposes of determining whether Acquiror Indemnified Parties are entitled to indemnification from Indemnitor pursuant to Sections 8.01(a)(i) and 8.01(b) hereof, any breach of or inaccuracy in any representation or warranty (other than any representation or warranty contained in Sections 3.06, 3.07 and 3.18 and the first sentence of Section 3.14, as to which this Section 8.01(d) shall not apply) of Indemnitor or Seller shall be determined without regard to any materiality qualifications set forth in such representation or warranty, and all references to the terms "material," "materially," "materiality," "Material Adverse Effect" or any similar terms shall be ignored for purposes of determining whether such representation or warranty was true and correct when made or deemed made.

            Section 8.02. Indemnification by Acquiror. (a) Subject to Sections 8.02(b), 8.03, 8.04, 8.06, 8.07 and 10.01, Acquiror shall indemnify, defend and hold harmless Seller and their respective Affiliates (including the Indemnitor, but not the Company or the Company Subsidiaries) and Representatives (collectively, the "Seller Indemnified Parties") against, and reimburse each Seller Indemnified Party for, all Losses that such Seller Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

                  (i) any inaccuracy of any representation or warranty made by Acquiror in this Agreement or in the certificate referred to in Section 6.01(a)(iii);

                  (ii) any failure by Acquiror to perform or comply with any of its covenants or agreements contained in this Agreement; and

                  (iii) any Third Party Claim to the extent relating to or arising out of any injury or death of any person or any property damage inflicted by any Representatives of Acquiror during any entry on or inspection of the Real Property Assets, including any invasive testing, performed by or on behalf of Acquiror pursuant to Section 2.08(c), but excluding any claims arising from (i) property damage arising from discovery of an existing condition during such inspection or testing and
      (ii) the presence of groundwater monitoring wells, which at Seller's option, Acquiror will either cause to be filled and abandoned in accordance with applicable Law or left intact and functional.

            (b) Notwithstanding any other provision to the contrary, Acquiror shall not be required to indemnify, defend or hold harmless any Seller Indemnified Party against, or reimburse any Seller Indemnified Party for, any Losses pursuant to Section 8.02(a)(i) (other than Losses arising out of, resulting from, relating to or in connection with the inaccuracy or breach of any representation or warranty made by Seller in Section 4.01, 4.02, or 4.08, as to which this Section 8.02(b) shall not apply) (i) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances), unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Losses in excess of $75,000 and (ii) until the aggregate amount of all Losses of the Seller Indemnified Parties exceeds $2,000,000, after which Acquiror shall be liable for all Losses of the Seller Indemnified Parties, including such $2,000,000. The cumulative aggregate indemnification obligation of the Acquiror under Sections 8.02(a)(i) and 8.02(a)(iii) shall in no event exceed $75,000,000 in the aggregate.

            (c) For purposes of this Article VIII and for purposes of determining whether Seller Indemnified Parties are entitled to indemnification from Acquiror pursuant to Sections 8.02(a)(i) and 8.02(b), any breach of or inaccuracy in any representation or warranty (other than any representations or warranty contained in the last sentence of Section 4.07 as to which this Section 8.02(c) shall not apply) of Acquiror shall be determined without regard to any materiality qualifications set forth in such representation or warranty, and all references to the terms "material," "materially," "materiality," or any similar terms shall be ignored for purposes of determining whether such representation or warranty was true and correct when made or deemed made.

            Section 8.03. Notification of Third Party Claims. (a) A Person that may be entitled to be indemnified under this Agreement (the "Indemnified Party"), shall promptly notify the party or parties liable for such indemnification (the "Indemnifying Party") in writing of any pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this

Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a "Third Party Claim"), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent the Indemnifying Party is actually prejudiced by such failure, it being understood that (i) notices for claims in respect of an inaccuracy or breach of a representation or warranty must be delivered prior to the expiration of any applicable survival period specified in Section 10.01 for such representation or warranty and (ii) notices for claims in respect of a breach or failure to perform any covenant or agreement must be delivered prior to the date that is six months after the last day of the effective period of such covenant or agreement; provided, further, that if, prior to such applicable date, a party hereto shall have notified the other party hereto in writing of a claim for indemnification under this Article VIII (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article VIII notwithstanding the passing of such applicable date.

            (b) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 8.03(a), and subject to Section 8.03(e), the Indemnifying Party may, by notice to the Indemnified Party delivered within ten (10) Business Days of the receipt of notice of such claim, assume the defense and control of any Third Party Claim but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives a notice from the Indemnifying Party as contemplated by the preceding sentence. The Indemnifying Party shall select counsel, contractors and consultants of recognized standing and competence. To the extent the principal remedy sought in any Third Party Claim is equitable relief, the Indemnifying Party shall consult with the Indemnified Party as to the selection of counsel to defend such Third Party Claim. Each Indemnified Party, shall, and shall cause each of its Affiliates and Representatives to, cooperate in good faith with the Indemnifying Party in the defense of any Third Party Claim. The Indemnifying Party shall not be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnified Party, provided that the Indemnified Party shall not withhold its consent if such settlement or judgment involves solely the payment of money without any finding or admission of any violation of Law or admission of any wrongdoing and the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement and (ii) obtain, as a condition of any settlement or judgment, a complete and unconditional release of each relevant Indemnified Party from any and all liability in respect of such Third Party Claim.

            (c) If any Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to Section 8.03(a) that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within thirty (30) days following its receipt of such notice, whether the Indemnifying Party disputes its liability to the Indemnified Party under this
Article VIII. If the Indemnifying Party does not so notify the Indemnified Party that it disputes such liability, the claim specified by the Indemnified Party in such notice shall be conclusively deemed to be a liability of the Indemnifying Party under this Article VIII, and the Indemnifying Party shall pay, subject to the limitations set forth in Section 8.01(b) or 8.02(b), if applicable, the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, the Indemnifying Party and the Indemnified Party shall resolve such dispute in accordance with Section 10.11.

            (d) If an Indemnified Party determines in good faith that it is reasonably likely that a Third Party Claim would materially adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement (including with respect to remediation of any environmental matters), the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Third Party Claim with its own counsel and at its own expense, provided, however, that the Indemnifying Party will not be bound by any determination of a Third Party Claim so defended or any compromise or settlement effected without its written consent.

            (e) Notwithstanding the foregoing, no Indemnifying Party shall have any liability under this Article VIII for any Losses arising out of or relating to any Third Party Claim that is settled or compromised by an Indemnified Party without the consent of such Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

            Section 8.04. Payment; Interest on Payment. In the event an Action for indemnification under this Article VIII shall have been finally determined, the amount of such final determination shall be paid to the Indemnified Party, on demand in immediately available funds. An Action and the liability for and amount of Losses, shall be deemed to be "finally determined" for purposes of this Article VIII when the parties to such Action have so determined by mutual agreement or, if disputed, when a final non-appealable Governmental Order with respect thereto shall have been entered. Any amounts not paid when due pursuant to this Article VIII shall bear interest from the date thereof until the date paid at a rate equal to the rate publicly announced from time to time by Citibank, N.A. as its prime or base rate. Nothing in this Section 8.04 shall operate to bar an Indemnified Party from seeking and (where appropriate) obtaining interest on any claim to the extent ordered by a court adjudicating any Action brought by the Indemnified Party against an Indemnifying Party.

            Section 8.05. Exclusive Remedies. Each of the parties hereto acknowledges and agrees that, (a) prior to the Closing, other than in the case of actual fraud by the other parties hereto, the sole and exclusive remedy of such party hereto for any inaccuracy of any representation or warranty contained in this Agreement shall be refusal to close the purchase and sale of the Shares hereunder and (b) following the Closing, other than in the case of actual fraud by the other parties hereto or any of their respective Affiliates or Representatives, the indemnification provisions of this Article VIII and, with respect to Taxes, the Tax Matters Agreement, shall be the sole and exclusive remedies for any inaccuracy of the representations or warranties contained in this Agreement and for any failure to perform or comply with any covenants or agreements that, by their terms, were to have been performed or complied with prior to the Closing. Notwithstanding anything in this Agreement to the contrary, no Indemnifying Party shall have any liability under this Agreement for Losses related to Taxes, which Losses shall be governed exclusively by the Tax Matters Agreement.

            Section 8.06. Additional Indemnification Provisions. (a) The parties hereto agree, for themselves and on behalf of their respective Affiliates and Representatives, that, with respect to each indemnification obligation in this Agreement, (i) all Losses shall be net of any Eligible Insurance Proceeds (as set forth in subsection (e) below) and (ii) in no event shall the Indemnifying Party have liability to the Indemnified Party for any punitive, incidental, special, indirect or consequential damages, except to the extent that the Indemnified Party pays punitive, incidental, special, indirect or consequential damages to a third party in respect of a Third Party Claim.

            (b) Any amount payable by an Indemnifying Party pursuant to this
Article VIII shall be paid promptly and payment shall not be delayed pending any determination of Eligible Insurance Proceeds or Retained Insurance Proceeds. In any case where an Indemnified Party recovers from a third Person, any amount in respect of any Loss for which such Indemnified Party has actually been reimbursed by an Indemnifying Party pursuant to this Article VIII (other than Retained Insurance Proceeds), such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the amount of expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such Loss and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

            (c) The parties hereto shall, for all tax and financial accounting purposes, to the extent permitted by Law, treat the assumption and payment of liabilities hereunder by Indemnitor as a distribution by Indemnitor to the Company occurring prior to the Closing, and, accordingly, as not includible in the taxable income of Acquiror. Correspondingly, the parties hereto shall, for all tax and financial accounting purposes, to the extent permitted by Law, treat any payment from Acquiror to Indemnitor pursuant to this Article VIII as a capital contribution by the Company to Indemnitor occurring prior to the Closing, and, accordingly, as not includible in the taxable income of Indemnitor.

            (d) All payments required to be made by an Indemnifying Party under this Article VIII to any Indemnified Party shall be without set-off, counterclaim or deduction of any kind.

            (e) If any portion of Losses to be reimbursed by the Indemnifying Party may be covered, in whole or in part, by third-party insurance coverage (each, an "Insurance Policy"), the Indemnified Party shall promptly give notice thereof to the Indemnifying Party (a "Notice of Insurance"). If the Indemnifying Party so requests within 30 days after receipt of a Notice of Insurance, the Indemnified Party shall use its commercially reasonable efforts to collect the maximum amount of insurance proceeds thereunder, in which event (i) all such proceeds actually received, net of costs reasonably incurred by the Indemnified Party in seeking such collection, shall be considered "Eligible Insurance Proceeds" and (ii) the Indemnifying Party shall reimburse the Indemnified Party for all reasonable costs incurred in connection with such collection and the amount of any prospective or retroactive increase in premiums actually paid by the Indemnified Party under the Insurance Policy (as such increased premiums are incurred) directly related to the payment of Eligible Insurance Proceeds for such Loss for three years following the next renewal of such Insurance Policy. If the Indemnifying Party does not request that the Indemnified Party seek coverage of any portion of such Loss under the Insurance Policy within 30 days after receipt of a Notice of Insurance, (i) any proceeds that the Indemnified Party may receive thereunder shall be considered "Retained Insurance Proceeds" and (ii) the Indemnifying Party shall have no liability for any premium increases thereunder relating to the collection of such Retained Insurance Proceeds.

            (f) If the indemnification provided for in Subsections 8.01(a)(i) and 8.02(a)(i) with respect to Losses relating to any inaccuracy of any representation or warranty contained in Sections 3.26 and 4.09 is unavailable or insufficient to hold harmless an Indemnified Party, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses (i) in such proportion as is appropriate to reflect the relative benefits received by the Acquiror Indemnified Parties, on the one hand, and the Seller Indemnified Parties, on the other hand, from the sale of the shares of common stock of Acquiror in the Private Placement and the use of the proceeds of the Private Placement or (ii) if the allocation provided by clause
(i) above is not permitted by applicable Law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of Acquiror Indemnified Parties, on the one hand, and the Seller Indemnified Parties, on the other hand, in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Company, Indemnitor, Seller or Acquiror and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.

            (g) Notwithstanding anything to the contrary in this Article VIII, to the extent that the Indemnified Party or an Affiliate realizes an actual Tax benefit as a result of the event giving rise to the indemnity payment hereunder (such as, by way of example but not limitation, a Tax savings resulting from the payment of an indemnified amount that is deductible by the Indemnified Party, in a case in which the indemnity payment itself does not give rise to gross income for Tax purposes), the Indemnified Party shall promptly rebate to the Indemnifying Party the amount of such Tax benefit.

            Section 8.07. Mitigation of Losses. Each of the parties agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder. The Indemnifying Party shall not be liable for Losses hereunder to the extent that such Losses resulted solely from the Indemnified Party's failure to mitigate its Losses in accordance with the preceding sentence.

            Section 8.08. No Recourse to Seller and Parent Entities. Each of Acquiror and Indemnitor and their respective existing and future Affiliates (collectively, the "Releasing Parties") does hereby absolutely release and discharge, effective as of the Closing, each of (i) Seller, Capital Z Financial Services Fund II L.P., their respective existing and future Affiliates (other than Indemnitor and its Subsidiaries) and their respective existing and future officers and directors and (ii) the existing and future officers and directors of Indemnitor and its Subsidiaries (collectively, the "Releasees") from any and all Losses which any of the Releasing Parties ever had or now has or have or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever to the extent arising from, in connection with, related to or as a result of (a) the matters addressed in this Agreement and the other Transaction Agreements, (b) the Private Placement and (c) any action or inaction of any of the Releasees relating to or associated with the foregoing, in each case, relating to any period from the beginning of the world to the end of time, regardless of when brought; provided, however, such release and discharge shall not release or discharge (i) any Releasee from any Losses to the extent arising from, in connection with, related to or as a result of any fraud, gross negligence or willful misconduct by or on behalf of such Releasee, (ii) Seller from its agreements set forth in Sections 5.04, 5.14, 8.02(b), 8.03, 8.05, 8.06 and 8.07 and Article X, or (iii) Indemnitor and its successors and assignees from any of its obligations under the Transaction Agreements, including the obligations of Indemnitor pursuant to this Article VIII in respect of representations, warranties, covenants and agreements of Seller and Indemnitor.

                                   ARTICLE IX

                 CASUALTY AND CONDEMNATION OF THE REAL PROPERTY

            Section 9.01. Casualty. (a) If, on or prior to the date of the Closing, all or a "material part" (as defined below) of any Real Property Asset shall be damaged or destroyed by fire or other casualty (a "casualty event"), then, in any such event, Acquiror may, at its option, either (i) elect to exclude such Real Property Asset from the transactions contemplated by this Agreement, whereupon such Real Property Asset shall be deemed to be an Excluded Real Property Asset, the Purchase Price shall be reduced by the Allocable Portion relating to such Excluded Real Property Asset and the parties hereto shall be released of all obligations and liabilities of whatsoever nature in connection with such Excluded Real Property Asset (other than Seller's obligation to cause such asset to be transferred or distributed in accordance with Section 5.08 and Indemnitor's indemnification obligations hereunder in respect of such Excluded Real Property Asset), or (ii) proceed to close the transactions contemplated by this Agreement, in which event all of the provisions of Subsections 9.01(b)(i) and 9.01(b)(ii) below shall apply. If a Real Property Asset is elected to be treated as an Excluded Real Property Asset pursuant to clause (i) of this Section 9.01(a), then Seller shall use all reasonable commercial efforts to cause such Excluded Real Property Asset to be transferred from the Company or the related Company Subsidiary prior to the Closing Date. If Acquiror shall fail to make an election pursuant to this
Section 9.01(a) prior to the earlier of (A) thirty (30) days after Acquiror's receipt of written notice of the applicable casualty event from Seller and (B) the Closing Date, then Acquiror shall be deemed to have made an election pursuant to clause (ii) of this Section 9.01(a).

            (b) If, on or prior to the Closing Date, less than a material part of any Real Property Asset shall be damaged or destroyed by a casualty event, Acquiror shall nevertheless consummate the transactions contemplated herein pursuant to all the terms and conditions of this Agreement (without any adjustment to the Purchase Price except as otherwise set forth herein) with respect to such damaged Real Property Asset, subject to the following: (i) Seller shall not (x) adjust and settle any insurance claims with respect to such damaged Real Property Asset, or (y) enter into any construction or other contract for the repair or restoration of such damaged Real Property Asset, in each case, without Acquiror's prior written consent (except no such consent shall be necessary to repair or restore any emergency or hazardous condition at such damaged Real Property Asset), which consent shall not be unreasonably withheld or delayed, and (ii) at the Closing, Seller shall (1) pay over to Acquiror the amount of any insurance proceeds, to the extent collected by Seller in connection with such casualty event, less the amount of the actual and reasonable unreimbursed expenses incurred by Seller in connection with collecting such proceeds and making any repairs to the applicable Real Property Asset occasioned by such casualty event pursuant to any contract (provided that such contract was reasonably approved by Acquiror as required by this Section) and (2) assign to Acquiror in form reasonably satisfactory to Acquiror all of Seller's right, title and interest in and to any insurance proceeds that are uncollected at the time of the Closing and that may be paid in respect of such casualty event. Seller shall reasonably cooperate with Acquiror in the collection of such proceeds, which obligation shall survive the Closing. To the extent that insurance proceeds are paid over to Acquiror with respect to any damage to an Acquired Real Property Asset pursuant to clause (ii) of this Section 9.01(b), Acquiror shall use reasonable commercial efforts to cause such damage to be repaired; provided, however, that the foregoing shall not require Acquiror to expend any funds in excess of such insurance proceeds actually received by Acquiror in respect of such damage pursuant to clause (ii) of this Section 9.01(b).

            For the purpose of this Section, the phrase a "material part" of a Real Property Asset shall mean a portion of such Real Property Asset the cost of repair or restoration of such portion is estimated by a reputable contractor selected by Seller and reasonably satisfactory to Acquiror, to be in excess of five percent (5%) of the Allocable Portion relating to such Real Property Asset.

            (c) If, prior to the Closing Date, any Real Property Asset or any portion thereof shall be damaged or destroyed by a casualty event, Seller shall promptly give Acquiror written notice of such event, including information in reasonable detail regarding the extent of the damage to such Real Property Asset or portion thereof.

            Section 9.02. Condemnation Pending Closing. If, prior to the Closing Date, condemnation or eminent domain proceedings shall be commenced by any competent public authority against any Real Property Asset or any portion thereof, Seller shall promptly give Acquiror written notice thereof. After notice of the commencement of any such proceedings (from Seller or otherwise) and in the event that the taking of such Real Property Asset pursuant to such proceedings would constitute a "Material Taking" (hereinafter defined), Acquiror shall have the right (i) to accept title to such Real Property Asset subject to such proceedings, whereupon any award payable to Seller shall be paid to Acquiror and Seller shall deliver to Acquiror at the Closing all assignments and other documents reasonably requested by Acquiror to vest such award in Acquiror, or (ii) elect to exclude such Real Property Asset from the transactions contemplated by this Agreement, whereupon such Real Property Asset shall be deemed to be an Excluded Real Property Asset, the Purchase Price shall be reduced by the Allocable Portion relating to such Excluded Real Property Asset and the parties hereto shall be released of all obligations and liabilities of whatsoever nature in connection with such Excluded Real Property Asset (other than Seller's obligation to cause such asset to be transferred or distributed in accordance with Section 5.08 and Indemnitor's indemnification obligations hereunder in respect of such Excluded Real Property Asset). For the purposes of
Section 9.01(a), a taking shall be deemed to be a "Material Taking" with respect to any Real Property Asset if such taking materially and adversely affects access to such Real Property Asset, or leaves a remaining balance of such Real Property Asset which may not be economically operated for the purpose for which the Real Property Asset was operated prior to such taking, or if in the reasonable estimation of an appraiser selected by Seller, subject to Acquiror's reasonable approval, the taking would result in a claim for condemnation proceeds equal to or in excess of five percent (5%) of the Allocable Portion of the Purchase Price. If a Real Property Asset is elected to be treated as an Excluded Real Property Asset pursuant to clause (ii) of Section 9.01(a), then Seller shall use all reasonable commercial efforts to cause such Excluded Real Property Asset to be transferred from the Company or the related Company Subsidiary prior to the Closing Date. If Acquiror shall fail to make an election pursuant to this Section 9.02 prior to the earlier of (A) thirty (30) days after Acquiror's receipt of written notice of the applicable proceedings from Seller and (B) the Closing Date or if a taking of any Real Property Asset in any proceedings would not constitute a Material Taking, then Acquiror shall be deemed to have made an election pursuant to clause (i) of this Section 9.02.

                                   ARTICLE X

                               GENERAL PROVISIONS

            Section 10.01. Survival. Notwithstanding the Closing hereunder, (x) the representations and warranties of Seller, Indemnitor and Acquiror contained in or made pursuant to this Agreement or in any certificate furnished pursuant to this Agreement shall survive in full force and effect until the date that is eighteen (18) months after the Closing Date, at which time such representations and warranties shall terminate and expire (and no claims shall be made for indemnification under Sections 8.01 or 8.02 after such termination and expiration); provided, however, that (i) the representations and warranties made in the sixth sentence of Section 3.03(a) shall survive the Closing indefinitely,
(ii) the representations and warranties made in Sections 3.01, 3.02, 3.03 (other than the sixth sentence of Section 3.03(a)), 3.13, 3.19, 3.20, 4.01 and 4.02 shall survive until the expiration of the applicable statute of limitations and
(y) the covenants and agreements of Seller, Indemnitor and Acquiror contained in or made pursuant to this Agreement shall survive for the period provided in such covenants and agreements, if any, or until fully performed.

            Section 10.02. Expenses; Transaction Costs. Except as may be otherwise specified in this Agreement, all Transaction Costs shall be paid by Seller, except that all cost and expenses incurred by the Company or any Company Subsidiary and payable to a third party (x) in connection with obtaining any third-party consent or approval required to be obtained as a condition to any party's obligations under this Agreement or (y) consisting of legal, accounting, consulting, actuarial or other professional fees or disbursements, shall be reimbursed by Seller to the Company or such Company Subsidiary, as applicable, prior to the Closing. No later than three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Acquiror a written notice setting forth the amount of Transaction Costs to be included in the Purchase Price pursuant to Section 2.03, which amount shall increase the Allocable Portions, and be added to the Lease Basis (as defined in the form of the Property Lease) under the Property Leases, in the manner and amounts designated by Acquiror; provided, however, that the aggregate amount to be included in the Purchase Price and added to the Lease Basis (as defined in the form of the Property Lease) under this Section 10.02 shall in no event exceed $7,350,000.

            Section 10.03. Notices. All notices, requests, claims, demands and other communications required or permitted under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):

                  (i)   if to Seller:

                        Fortress Brookdale Acquisition LLC
                        c/o Fortress Investment Group LLC
                        1251 Avenue of the Americas, 16th Floor
                        New York, New York  10020
                        Attention: Mr. Randal A. Nardone
                        Facsimile: (212) 798-6120

                        with a copy to:

                        Skadden Arps Slate Meagher & Flom LLP
                        Four Times Square
                        New York, New York  10036
                        Attention: Joseph A. Coco, Esq.
                        Facsimile: (212) 735-2000

                  (ii)  if to Acquiror:

                        Provident Senior Living Trust
                        c/o Fortress Investment Group LLC
                        1251 Avenue of the Americas, 16th Floor
                        New York, New York  10020
                        Attention: Mr. Darryl Copeland, Jr.
                        Facsimile: (212) 798-6070

                        with a copy to:

                        Sidley Austin Brown & Wood LLP
                        787 Seventh Avenue
                        New York, New York  10019
                        Attention: Robert L. Golub, Esq.
                        Facsimile: (212) 839-5599

                  (iii) if to Indemnitor:

                        BLC Senior Holdings, Inc.
                        c/o Brookdale Living Communities, Inc.
                        300 N. Wabash Avenue

                        Suite 1400
                        Chicago, Illinois  60611
                        Attention: General Counsel
                        Facsimile: (866) 326-9975

                        with a copy to:

                        Winston & Strawn LLP
                        35 West Wacker Drive
                        Chicago, Illinois  60601
                        Attention: Brendan P. Head, Esq.
                        Facsimile: (312) 558-5700

            Section 10.04. Public Announcements. Except as may be required by Law or Applicable Securities Rules, none of the parties to this Agreement, nor any of their respective Affiliates or Representatives, shall make any public announcements in respect of this Agreement or the transactions contemplated by this Agreement without the prior consent of the other parties, and prior to any announcement the parties shall cooperate as to the timing and contents of any such announcement. Prior to the Closing, neither of the parties to this Agreement, nor any of their respective Affiliates or Representatives, shall make any disclosure concerning plans or intentions relating to the customers, agents or employees of, or other Persons with significant business relationships with, the Company or any of the Company Subsidiaries without first obtaining the prior written approval of the other party, which approval will not be unreasonably withheld. Notwithstanding the foregoing, Seller and Indemnitor acknowledge that Acquiror is a newly-formed real estate investment trust which is in the process of preparing to implement the Private Placement and may, subject to Sections 5.04(a), 5.11 and 5.12, disclose the transactions contemplated hereunder in its offering materials or governmental filings in connection with any securities offerings or as required under Applicable Securities Rules ("REIT Disclosure") and any such REIT Disclosure shall be permitted to be made by Acquiror and its Representatives regardless of the provisions of this Section 10.04.

            Section 10.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

            Section 10.06. Entire Agreement. Except as otherwise expressly provided in the this Agreement, or as otherwise expressly agreed in writing by the parties, this Agreement constitutes the entire agreement of the parties hereto and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of Seller and/or its Affiliates, on the one hand, and Acquiror and/or its Affiliates, on the other hand, with respect to the subject matter of this Agreement.

            Section 10.07. Assignment. This Agreement shall not be assigned by any party hereto, except that Acquiror may assign any or all of its rights (but not its obligations) hereunder to one or more Affiliates of Acquiror designated in a written notice delivered by Acquiror to Seller at least three (3) Business Days prior to the Closing; provided, however, that no such assignment by Acquiror shall (x) release Acquiror from any liability or obligation under this Agreement or (y) be permissible if it could reasonably be expected to delay, hinder or jeopardize the consummation of any transactions contemplated by this Agreement. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their permitted successors and assigns.

            Section 10.08. No Third-Party Beneficiaries. Except as provided in
Article VIII with respect to Seller Indemnified Parties, Acquiror Indemnified Parties and the Releasees, this Agreement is for the sole benefit of the parties to this Agreement and their successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

            Section 10.09. Amendment. No provision of this Agreement may be amended, waived or modified except by a written instrument signed by all the parties to such agreement.

            Section 10.10. Disclosure Schedules. Any disclosure with respect to a Schedule shall be deemed to be disclosed for other Sections of this Agreement to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure; provided, however, that no representation or warranty contained in this Agreement shall be deemed to be modified or qualified by any disclosure set forth in the Schedules, if, by its terms, such representation or qualification is incapable of being modified or qualified by any disclosure set forth in the Schedules. No reference to or disclosure of any item or other matter in any Section or Schedule of this Agreement shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement.

            Section 10.11. Governing Law; Submission to Jurisdiction; Waivers. THIS AGREEMENT AND EACH OTHER TRANSACTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PRINCIPLES OF SUCH STATE THAT MIGHT REFER THE GOVERNANCE, CONSTRUCTION OR INTERPRETATION OF SUCH AGREEMENTS TO THE LAWS OF ANOTHER JURISDICTION. EACH OF THE PARTIES HERETO AGREES IRREVOCABLY AND UNCONDITIONALLY TO:

            (a) submit for itself and its property in any Action relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Courts of the State of New York sitting in the County of New York, the court of the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Action shall be heard and determined in such New York State court or, to the extent permitted by Law, in such federal court;

            (b) consent that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

            (c) WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THIS AGREEMENT, OR ITS PERFORMANCE UNDER OR THE ENFORCEMENT OF THIS AGREEMENT;

            (d) agree that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 10.03; and

            (e) agree that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

            Section 10.12. Specific Performance. Seller and Indemnitor acknowledge that, in view of the uniqueness of the transactions contemplated by this Agreement, Acquiror would not have an adequate remedy at law for money damages in the event that transactions contemplated by this Agreement shall not have been performed in accordance with its terms, and therefore agree that Acquiror shall be entitled to specific performance of the terms hereof and any other similar equitable remedy to which Acquiror may be entitled.

            Section 10.13. Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires;
(b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to "$" shall mean U.S. dollars; (d) the word "including" and words of similar import when used in this Agreement shall mean "including without limitation," unless otherwise specified;
(e) the word "or" shall not be exclusive; (f) references to "insurance policy" shall include all related riders and amendments; (g) provisions shall apply, when appropriate, to successive events and transactions; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; and (i) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

            Section 10.14. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

                             FORTRESS BROOKDALE ACQUISITION LLC,
                             a Delaware limited liability company

                             By:       /s/ Randal A. Nardone
                                -----------------------------------------------
                                Name:  Randal A. Nardone
                                Title: Secretary

                             BLC SENIOR HOLDINGS, INC.,
                             a Delaware corporation

                             By:       /s/ Mark J. Shulte
                                -----------------------------------------------
                                Name:  Mark J. Shulte
                                Title: Chairman, Chief Executive Officer

                             PROVIDENT SENIOR LIVING TRUST,
                             a Maryland real estate investment trust

                             By:       /s/ Darryl W. Copeland, Jr.
                                -----------------------------------------------
                                Name:  Darryl W. Copeland, Jr.
                                Title: Chief Executive Officer

                                TABLE OF EXHIBITS

Exhibit A  Definitions

Exhibit B  Form of Property Lease

Exhibit C  Form of Agreement Regarding Leases

Exhibit D  Form of Lease Guaranty

Exhibit E  Form of Guaranty of Agreement Regarding Leases

                               TABLE OF SCHEDULES

Schedule A              Excluded Assets

Schedule 1              Company Subsidiaries

Schedule 2.03           Real Property Assets; Allocable Portion

Schedule 2.04(d)        Specified Liabilities

Schedule 3.03(a)        Authorized Capital Stock of Company and Company
                        Subsidiaries

Schedule 3.04(a)        Seller Required Third Party Consents

Schedule 3.04(b)        Indemnitor Required Third Party Consents

Schedule 3.05(a)        Seller Required Governmental Approvals

Schedule 3.05(b)        Indemnitor Required Governmental Approvals

Schedule 3.06(a)        Financial Statements

Schedule 3.06(c)        Pro Forma Financial Statements

Schedule 3.08           Existing Litigation Matters

Schedule 3.10(b)        Material Permits

Schedule 3.12(a)        Material Contracts

Schedule 3.13(a)        Employee Benefit Plans

Schedule 3.14(a)        Acquired Personal Property Assets

Schedule 3.14(b)        Liens on Acquired Personal Property Assets

Schedule 3.15           Real Property Assets

Schedule 3.16           Ground Leased Assets

Schedule 3.17           Insurance

Schedule 3.18           Existing Mortgages

Schedule 3.19           Taxes

Schedule 3.19(a)(ii)    Pending Tax Contests

Schedule 3.19(a)(vi)    Tax Returns

Schedule 3.22           Regulatory Filings

Schedule 3.24(a)        Operator Licenses

Schedule 3.24(e)        Facility Violations

Schedule 3.26           Offering Memorandum

Schedule 4.04           Consents and Approvals

Schedule 5.04(c)        Confidentiality

Schedule 5.10           Existing Mortgage Lender Consents

                                                                       EXHIBIT A

                                   DEFINITIONS

            "Accrued Expenses" shall have the meaning set forth in Section 2.04(a).

            "Acquired Personal Property Assets" shall have the meaning set forth in Section 3.14(a).

            "Acquired Real Property Assets" means the Real Property Assets other than any Excluded Real Property Assets.

            "Acquiror" shall have the meaning set forth in the introductory paragraph.

            "Acquiror Cap Ex Report" shall have the meaning set forth in Section 2.09(a).

            "Acquiror Indemnified Parties" shall have the meaning set forth in
Section 8.01(a).

            "Action" means any civil, criminal or administrative action, suit, demand, claim, arbitration, hearing, litigation, dispute or other proceeding or investigation by or before any Governmental Authority or arbitrator.

            "Affiliate" means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, however, that for the purposes of this Agreement, Seller shall not be deemed an Affiliate of Acquiror nor, after the Closing, of the Company or any of the Company Subsidiaries.

            "Agreement" means this Stock Purchase Agreement, dated as of the date first set forth above, by and among Seller, Acquiror and Indemnitor, including the Schedules and the Exhibits, and all amendments to such agreement made in accordance with Section 10.09.

            "Agreement Regarding Leases" means the Agreement Regarding Leases among Property Owners Holding Company, Tenant Holding Company, Manager and Acquiror, and is substantially in the form of Exhibit C.

            "Allocable Portion" shall have the meaning set forth in Section
2.03.

            "Applicable Securities Rules" shall have the meaning set forth in
Section 4.09.

            "Assumed Mortgage Debt" means the Existing Mortgages listed on
Schedule 3.18 relating to the Acquired Real Property Assets.

            "Base Purchase Price" shall have the meaning set forth in Section 2.03.

            "Benefit Plans" shall have the meaning set forth in Section 3.13(a).

            "Business Day" means any day that is not a Saturday, a Sunday or any other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

            "Cap Ex Reserve Shortfall" shall have the meaning set forth in
Section 2.09(a).

            "Capital Stock" means capital stock of or other type of ownership interest in, as applicable, a Person, whether preferred, common or otherwise and whether or not carrying any voting rights.

            "casualty event" shall have the meaning set forth in Section
9.01(a).

            "Certificate of Need" shall have the meaning set forth in Section 3.23.

            "Closing" shall have the meaning set forth in Section 2.02.

            "Closing Adjustments" shall have the meaning set forth in Section 2.03.

            "Closing Amount" shall have the meaning set forth in Section
2.06(a).

            "Closing Date" shall have the meaning set forth in Section 2.02.

            "Closing Statement" shall have the meaning set forth in Section 2.06(d).

            "Code" means the United States Internal Revenue Code of 1986, as amended.

            "Company" shall have the meaning set forth in the recitals hereof.

            "Company Subsidiary" or "Company Subsidiaries" shall have the meaning set forth in the recitals hereof.

            "Control" means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms "Controlled by", "under common Control with" and "Controlling" shall have correlative meanings.

            "Due Diligence Deposit" shall have the meaning set forth in Section 2.05.

            "Due Diligence Expiration Date" shall have the meaning set forth in
Section 2.08(b).

            "Due Diligence Review" shall have the meaning set forth in Section 2.05.

            "Eligible Insurance Proceeds" shall have the meaning set forth in
Section 8.06(e).

            "Environmental Claim" means any Action or Governmental Order, including any Third Party Claim or any Action required pursuant to any Environmental Law, arising (i) pursuant to, or in connection with, any actual or alleged requirement or violation of any Environmental Law, (ii) in connection with any Hazardous Material or actual or alleged activity associated with any Hazardous Material, (iii) from any abatement, removal, cleanup, corrective or other response action in connection with any Hazardous Material, Environmental Law or other directive of any Governmental Authority, or
(iv) from any actual or alleged damage, loss, injury, threat or harm to the environment.

            "Environmental Law" means any Law relating to pollution or protection of the indoor or outdoor environment, including a Release or the use, handling, transportation, treatment or storage of Hazardous Materials.

            "Environmental Permit" means any permit, approval, identification number, license or other authorization required under or issued pursuant to any Environmental Law.

            "Environmental Property Transfer Law" means any Law that requires any notification or disclosure to any Person of environmental conditions in connection with the sale of stock, or the transfer, sale, lease or closure of any property or the transfer of any ownership interest in any Person which owns property.

            "Equity Shares" means shares of or other ownership interests in Capital Stock.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" shall have the meaning set forth in Section
3.13(e).

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

            "Excluded Assets" means all of the assets and properties of the Company and the Company Subsidiaries, including those assets set forth in Schedule A, other than (i) the Acquired Real Property Assets and (ii) the Acquired Personal Property Assets.

            "Excluded Liabilities" means (a) all of the liabilities and obligations (whether absolute, contingent or otherwise) of the Company and the Company Subsidiaries with respect to the Seller Operations and the Excluded Assets (including any Excluded Real Property Assets), whether or not of type required to be reflected or reserved on a balance sheet prepared in accordance with GAAP and (b) all of the liabilities and obligations (whether absolute, contingent or otherwise) of the Company and the Company Subsidiaries with respect to the Acquired Real Property Assets that are of type required to be reflected or reserved on a balance sheet prepared in accordance with GAAP, other than (i) the Assumed Mortgage Debt, (ii) the Permitted Liens and (iii) the Specified Liabilities.

            "Excluded Real Property Assets " means any Real Property Assets excluded from the transaction contemplated herein in accordance with Article IX.

            "Existing Litigation Matters" shall have the meaning set forth in
Section 3.08.

            "Existing Mortgages" shall have the meaning set forth in Section
3.18.

            "Existing Mortgage Lenders" shall mean the holders from time to time of the Existing Mortgages.

            "Extended Outside Date" shall have the meaning set forth in Section 7.01(b).

            "Final Purchase Price" shall have the meaning set forth in Section 2.03.

            "Financial Statements" shall have the meaning set forth in Section 3.06(a).

            "GAAP" means generally accepted accounting principles consistently applied in the United States.

            "Governmental Approval" shall have the meaning set forth in Section 3.05(a).

            "Governmental Authority" means any United States federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

            "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

            "Ground Leased Asset" shall have the meaning set forth in Section 3.16.

            "Guaranty of Agreement Regarding Leases" shall mean that certain Guaranty of Agreement Regarding Leases by Indemnitor in favor of Property Owners Holding Company with respect to Tenant Holding Company's obligations under the Agreement Regarding Leases, and is substantially in the form of Exhibit E.

            "Hazardous Materials" means any substance that (i) is or will foreseeably be regulated by or defined by any Environmental Law, including any substance which is defined as a "hazardous waste", "hazardous material", "hazardous substance", "extremely hazardous waste", "restricted hazardous waste", "contaminant", "toxic waste" or "toxic substance" under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, asbestos-containing material, radioactive materials and polychlorinated biphenyls or (ii) is any indoor air contaminant the exposure to which could reasonably be expected to result in injury to humans.

            "Health Departments" shall have the meaning set forth in Section 3.24(a).

            "Improvement" shall mean all the buildings, structures and improvements of every nature whatsoever now or hereafter located at the real property described on Schedule 2.03, including, but not limited to, all gas and electric fixtures, radiators, heaters, docks and docking facilities, engines and machinery, boilers, ranges, elevators and motors, plumbing, heating and air conditioning fixtures, carpeting and other floor coverings, water heaters and cleaning apparatus which are or shall be attached to the land.

            "Indemnified Party" shall have the meaning set forth in Section 8.03(a).

            "Indemnifying Party" shall have the meaning set forth in Section 8.03(a).

            "Indemnitor" shall have the meaning set forth in the introductory paragraph.

            "Indemnitor Parties" means, collectively, Indemnitor, Tenant Holding Company, Manager, each of the Net Tenants, and each of their respective Affiliates (other than Seller) that is or at the Closing will be a party to any Transaction Agreement.

            "Indemnitor Required Governmental Approval" shall have the meaning set forth in Section 3.05(b).

            "Indemnitor Required Third Party Consents" shall have the meaning set forth in Section 3.04(b).

            "Insured Claim" has the meaning set forth in Section 6.13.

            "Insurance Policy" shall have the meaning set forth in Section 8.06(e).

            "IRS" means the Internal Revenue Service.

            "Knowledge of the Selling Parties" means the actual knowledge of the officers of Indemnitor and the Company with respect to the Real Property Assets and each of the Company Subsidiaries.

            "Law" means any U.S. federal, state, local or non-U.S. statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law.

            "Lease Guaranty" shall mean each of the guaranty agreements by Tenant Holding Company in favor of the applicable Property Owner with respect to the applicable Net Tenant's obligations under a Property Lease, and is substantially in the form of Exhibit D.

            "Lien" means any mortgage, pledge, lien, lease, easement, encumbrance, claim, right of first offer or refusal, charge, option, agreement or security interest of any kind or nature.

            "Living Facility" shall mean the independent and/or assisted living facility being operated or proposed to be operated on the property leased pursuant to the Property Leases.

            "Losses" means, without duplication, all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including any Action brought by any Governmental Authority or Person), including reasonable attorneys' fees and costs of investigation.

            "Management Agreement" shall mean the Management Agreement between the Manager and a Net Tenant with respect to an Acquired Real Property Asset.

            "Manager" shall mean Brookdale Provident Management, LLC, a Delaware limited liability company.

            "Material Adverse Effect" means a material adverse effect (a) on the ability of Seller or any of the Indemnitor Parties to perform their respective obligations under the Transaction Agreements to which it is or will be a party or (b) on the assets, liabilities or businesses of the Company and the Company Subsidiaries, taken as a whole, but shall not include any adverse effect to the extent attributable to (i) the announcement of the transactions contemplated by this Agreement, (ii) any adverse change in general economic conditions affecting the industry in which the Company and the Company Subsidiaries participate or the U.S. economy as a whole, or (iii) any adverse change in regulatory conditions in the industry in which the Company and the Company Subsidiaries participate.

            "Material Contract" means any written or, to the Knowledge of the Selling Parties, oral contract, agreement, lease, license, instrument or other legally binding and enforceable commitment to which the Company or any of the Company Subsidiaries is a party or is otherwise subject which requires an annual payment in excess of $100,000.

            "Material Permits" shall have the meaning set forth in Section 3.10(a).

            "Material Taking" shall have the meaning set forth in Section 9.02.

            "Medicaid" shall have the meaning set forth in Section 3.23.

            "Net Tenants" shall mean each of the Delaware limited liability companies that is 100% owned by Tenant Holding Company and is the lessee under a Property Lease.

            "New Survey" shall have the meaning set forth in Section 2.10.

            "New Title Policy" shall have the meaning set forth in Section 2.10.

            "NOLs" shall have the meaning set forth in Section 3.19(l).

            "Notice of Insurance" shall have the meaning set forth in Section 8.06(e).

            "Occurrence Policies" shall have the meaning set forth in Section 5.13.

            "Offering Memorandum" shall have the meaning set forth in Section 5.11.

            "Operator Licenses" shall have the meaning set forth in Section 3.24(a).

            "Operator Reports" shall have the meaning set forth in Section 3.24(c).

            "Outside Date" shall have the meaning set forth in Section 7.01(b).

            "Pay-off Amount" shall have the meaning set forth in Section
2.04(d).

            "Permitted Liens" means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings;
(b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law and on a basis consistent with past practice for amounts not yet due or that are being contested in good faith by appropriate proceedings; (c) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers' compensation, unemployment insurance or other types of social security; (d) zoning, building, land use and other similar restrictions imposed by Law or imposed by a Governmental Authority; (e) defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not materially detracting from the value of the asset subject to the Lien or materially interfering with the ordinary conduct of business; (f) any set of facts an accurate up-to-date survey would show; provided, however, such facts do not materially interfere with the present use, enjoyment and occupation of the Real Property Asset; (g) the Assumed Mortgage Debt; (h) any matters shown on the existing owner's title insurance policies and surveys delivered to Acquiror pursuant to Section 2.08(a) (unless such matters are not shown on any New Title Policies and New Surveys delivered pursuant to Section 2.10) but not mortgages, deeds of trusts and other similar documents evidencing debt unrelated to the Assumed Mortgage Debt; (i) Real Property Expenses accrued or unaccrued, fixed or not fixed, becoming due and payable after the Closing Date to the extent reflected in a final statement of apportionment prepared and delivered in accordance with Section 2.04; (j) the Property Leases; and (k) with respect to the Acquired Personal Property Assets, the Liens disclosed in Schedule 3.14(b).

            "Person" means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

            "Post-Closing Period" shall have the meaning set forth in Section 2.04(a).

            "Post-Closing Taxable Period" means a taxable period, excluding a partial taxable period, that, to the extent it relates to the Company or a Company Subsidiary, begins after the Closing Date.

            "Pre-Closing Period" shall have the meaning set forth in Section 2.04(a).

            "Pre-Closing Taxable Period" means a taxable period, excluding a partial taxable period, that, to the extent it relates to the Company or a Company Subsidiary, ends on or before the Closing Date.

            "Prepaid Expenses" shall have the meaning set forth in Section 2.04(a).

            "Private Placement" shall have the meaning set forth in Section
4.06.

            "Pro Forma Financial Statements" shall have the meaning set forth in
Section 3.06(c).

            "Property Lease" shall mean each lease between a Property Owner, as lessor, and a Net Tenant, as lessee, which lease demises a Real Property Asset, and is substantially in the form of Exhibit B.

            "Property Owners" shall mean the indirect subsidiaries of Acquiror that following the Closing will own the applicable Acquired Real Property Assets and are the lessors under the Property Leases.

            "Property Owners Holding Company" shall mean the Delaware limited liability company that owns 100% of the equity of each of the Property Owners.

            "Provider Agreements" shall have the meaning set forth in Section 3.23.

            "Purchase Price" shall have the meaning set forth in Section 2.03.

            "Real Property Assets" means those parcels of real property, together with the improvements thereon, listed on Schedule 2.03.

            "Real Property Expenses" shall have the meaning set forth in Section 2.04(a).

            "Registration Statement" shall have the meaning set forth in Section 5.12(a).

            "REIT Disclosure" shall have the meaning set forth in Section 10.04.

            "Release" means the presence, release, spill, emission, leaking, emitting, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Materials in or into the indoor or outdoor environment, including the movement of Hazardous Materials through or in the air, soil, surface water or groundwater.

            "Releasees" shall have the meaning set forth in Section 8.08.

            "Releasing Parties" shall have the meaning set forth in Section
8.08.

            "Representative" of a Person means the directors, officers, stockholders, partners, members, employees, trustees, counsel, controlling persons (if any), representatives and agents of such Person, and each of the heirs, executors, successors and permitted assigns of any of the foregoing.

            "Retained Insurance Proceeds" shall have the meaning set forth in
Section 8.06(e).

            "Review Period" shall have the meaning set forth in Section 2.08(b).

            "SEC" shall have the meaning set forth in Section 5.12(a).

            "Securities Act" means the Securities Act of 1933, as amended.

            "Seller" shall have the meaning set forth in the introductory paragraph hereof.

            "Seller Cap Ex Report" shall have the meaning set forth in Section 2.09(b).

            "Seller Indemnified Parties" shall have the meaning set forth in
Section 8.02(a).

            "Seller Operations" shall have the meaning set forth in Section 8.01(b).

            "Seller Required Governmental Approval" shall have the meaning set forth in Section 3.05(a).

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            "Seller Required Third Party Consents" shall have the meaning set forth in Section 3.04(a).

            "Shares" shall have the meaning set forth in the recitals hereof.

            "Specified Liabilities" shall have the meaning set forth in Section 2.04(d).

            "Subsidiary" of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time capital stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than 50% of the interest in the capital or profits of such partnership, joint venture or limited liability company or
(c) more than 50% of the beneficial interest in such trust or estate, is at the time of determination directly or indirectly owned or Controlled by such Person.

            "Tax" or "Taxes" means (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer (including real estate transfer taxes), stamp, or environmental tax (including taxes under Code Section 59A), or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority; and (ii) any liability of the Company or any Company Subsidiary for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of the Company or any Company Subsidiary under any Tax sharing arrangement or Tax indemnity arrangement.

            "Tax Authority" means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

            "Tax Matters Agreement" shall mean that certain Tax Matters Agreement, dated as of the date hereof, by and among Seller, Indemnitor and Acquiror.

            "Tax Returns" means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax Authority relating to Taxes.

            "Tenant Holding Company" shall mean Brookdale Provident Properties, LLC, a Delaware limited liability company that is 100% owned by Indemnitor and as of the Closing will be a party to the Agreement Regarding Leases.

            "Third Party Claim" shall have the meaning set forth in Section 8.03(a).

            "Third Party Payor Programs" shall have the meaning set forth in
Section 3.23.

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            "Transaction Agreements" shall have the meaning set forth in Section
2.06(c).

            "Transaction Costs" means all reasonable and documented out-of-pocket costs and expenses incurred by Seller, Acquiror, the Company and the Company Subsidiaries in connection with the negotiation and documentation of the Transaction Agreements, the purchase and sale of the Shares, the investigation and of the Real Property Assets, including any title insurance premiums, surveys costs, transfer, documentary, sales, use, stamp, registration or similar Taxes, recording costs, engineering reports, environmental assessments, fees and disbursements of counsel, accountants, contractors and consultants and any financing costs (incurred with respect to existing indebtedness) or assumption or consent fees paid to Existing Mortgage Lenders, but excluding any costs or expenses relating to (A) the organization of Acquiror and any so-called operating partnership being formed by Acquiror, (B) any post-Closing reorganization of the Company and the Company Subsidiaries, including any change in the ownership structure, type of entity or the manner in which their assets are held, (C) any financing transactions undertaken by Acquiror unrelated to the assumption of the Existing Mortgages, and (D) the raising of capital by Acquiror, including any costs relating to the Private Placement, the Offering Memorandum and any Registration Statement.

            "Transfer Notices" shall mean all notices required to be given to any Governmental Authority in connection with the transactions contemplated by this Agreement.

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